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                            THE QUIZNO'S CORPORATION
                            ------------------------
                (Name of Registrant as Specified in Its Charter)

                   ------------------------------------------
    (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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                                  The Quizno's Corporation
                                    1415 Larimer Street
                                      Denver, Colorado

December 13, 2001

To our Shareholders:

      On November 5, 2001, we sent our  shareholders  a notice of special  meeting and proxy statement  describing  a proposal  to approve  and adopt a merger  agreement  between us and
Firenze  Corp.,  pursuant  to which  Firenze  will be  merged  into  us.  If the  merger  is approved,  our public shareholders who do not exercise dissenters' rights will receive $8.50 per  share  for each  share of our  common  stock  that they own.  The  special  meeting  of shareholders'  was originally  scheduled for November 30, 2001. It has been adjourned and is currently  set to reconvene  Friday  December 14, 2001 at 10:00 am, at which time it will be adjourned  again and will  reconvene at 10:00 am December  21, 2001,  at the Oxford Hotel in
Denver, Colorado.

      Richard E. Schaden is the  president and chief  executive  officer and chairman of our board of directors and Richard F. Schaden is our vice president and corporate  secretary and a member of our board of directors.  The Schadens are also the sole  shareholders,  officers and directors of Firenze. The Schadens,  therefore,  have a direct conflict of interest with respect to the proposed  transaction.  The Schadens own approximately 67% of our outstanding common  stock.  In light of this  conflict of interest,  our board of  directors  formed the special  committee.  The special committee is composed of three of our directors who are not affiliated  with  Firenze.  The  special  committee  negotiated  the  terms  of  the  merger agreement  on behalf of the board and us. In  connection  with the  execution  of the merger agreement,  both the board and the  special  committee  determined  that the  merger and the merger agreement are fair to and in the best interests of our public shareholders.

      Our  proxy  statement   described  various  letters  and  proposals  received  from  a shareholder in September and October 2001, and correspondence from the committee  responding
to  those  proposals.   The  shareholder,   Fagan  Capital,  Inc.,  generally  outlined  its
willingness  to  purchase  shares  from  our  minority  shareholders,  but  only if  certain conditions were met,  including the requirement  that we grant Fagan a put option,  which in turn required  approval by one of our lenders,  Levine  Leichtman  Capital Partners II, L.P.
under the terms of the existing  loan which was entered into in  connection  with our tender offer in December 2000.  The other proposed  conditions  included board  representation  for the minority  shareholders,  or  alternatively  that the  Schadens  grant Fagan an option to acquire all of our shares  (including  those owned by the Schadens) for $15 per share.  None of the  proposals  was in the form of a definitive  offer that could be accepted to create a binding  transaction  between  Fagan and us. Fagan  asserted that it was prepared to discuss proposals  that could result in our  shareholders  receiving in excess of $10 per share.  As noted in the proxy  statement,  the special  committee  considered  and  evaluated the Fagan proposals, and determined it could not agree to the proposals,  particularly the requirement of a put option.  Levine  Leichtman had informed the special  committee it would not consent to the put  option.  The  committee  notified  Fagan,  however,  that  the  committee  would facilitate a discussion  between  Levine  Leichtman  and Fagan,  would review any  agreement reached between Fagan and Levine  Leichtman,  and would enter into  negotiations  with Fagan under  appropriate  circumstances.  The committee  requested that any subsequent  offer from
Fagan be made in the form of a binding offer with definitive documents.

      On October 26, 2001 Fagan's  counsel,  Schulte,  Roth & Zabel,  LLP,  responded to the special committee noting the benefits of the Fagan proposal,  asked the special committee to announce its withdrawal of support for the Schaden proposal and commence  negotiations  with
Fagan.  The  letter  also noted the  necessity  of a third  party  consent to the put option included in the Fagan  proposal,  but declined the  invitation  to negotiate  directly  with
Levine Leichtman.

      By letter dated October 29, 2001,  Brobeck,  Phleger & Harrison,  LLP responded to the
Schulte  letter  on  behalf  of the  special  committee.  The  committee  had  asked  Levine
Leichtman if it would consent to the put option  condition,  and Levine Leichtman  declined.
The committee  again noted that the terms of Fagan's  current  proposal would cause an event of default under the Levine  Leichtman  facility.  The committee  also offered to facilitate discussions  between Fagan and Levine  Leichtman to allow Fagan to make a feasible  proposal which the committee  would help  negotiate.  The committee  informed  Fagan that it remained willing to negotiate an offer with Fagan whenever Fagan  presented to the special  committee an offer which would be acceptable to the  independent  third parties whose consent would be required.  Such consent would have been required  from Levine  Leichtman,  and may have been required from AMRESCO,  with whom we had a loan agreement dating back to 1999,  depending on the form of the offer made by Fagan.  The  special  committee  also noted that  although  it could not force the Schadens to negotiate  with Fagan,  the  committee  remained  willing to facilitate  a  meeting  with the  Schadens  if it would  result  in a higher  price  for the minority  shareholders.  Finally,  the special  committee noted that it remained  willing to consider any definitive proposals Fagan actually made.

      Schulte  responded by letter dated November 1, 2001,  reiterating some prior arguments and noting the potential  higher price and non-coercive  features of the Fagan proposal.  It alleged the  committee  breached its  obligations  to the minority  shareholders  because it failed to  negotiate  Fagan's  purportedly  25 percent  higher  proposal on the grounds that
Levine  Leichtman's  approval was required for the put option.  Schulte also  challenged our disclosure of the Fagan proposal as focusing only on Fagan's put option  condition.  It also noted that William Fagan had scheduled a meeting with Richard E. Schaden and expressed  hope that  progress  could be made at the meeting.  No  proposals  were made by Schulte to obtain the third party consent  necessary to implement the Fagan  proposal.  Schulte  expressed the view that no  prudent  businessman  would  make a minority  investment  without a  necessary liquidity provision, such as the put option proposed by Fagan.

      On November 5, 2001,  Richard E. Schaden met with William  Fagan in Denver,  Colorado.
Mr.  Fagan  proposed a number of possible  transactions  between  Fagan and  Firenze,  which seemed to suggest  that the minority  shareholders  be allowed to remain  shareholders  in a private  company or  alternatively,  that minority  shareholders be permitted to voluntarily sell their  shares to us for $8.50 per share.  As a third  alternative,  a voting  trust for minority  shareholders  would be created,  where  Fagan  would act as trustee,  and where we would grant a right for the voting  trust to put its shares to us for fair market value at a future date.  Mr. Fagan also  proposed that he would buy  additional  shares of stock of the company  for a  premium  so that  the  company  could  use  the  money  to pay the  minority shareholders  a higher  price.  He  suggested  that he would  purchase  shares at $10.63 per share if he could  have a right to put the newly  issued  shares  back to us at fair  market value in the future.

      Mr.  Schaden  indicated  he was not  interested  in  pursuing a  transaction  with Mr.
Fagan.  Mr.  Schaden  believed  it was not in our  best  interest  to  continue  as a public company,  or as a private company with a potentially large number of minority  shareholders.
Mr. Schaden agreed with the  committee's  analysis and conclusion that the public market has not  responded  to our  positive  growth.  Hence,  he  believed  we  had  not  realized  the principal benefits of public ownership.  In reaching that conclusion,  Mr. Schaden relied on the factors relied upon by the committee and discussed  below.  Mr. Schaden also  understood that our common stock has remained very thinly traded,  providing  little  liquidity for our shareholders.  He  believed  that  minority  shareholders  in a private  company  would have virtually no  liquidity.  For that reason,  Mr.  Schaden did not want to pursue Mr.  Fagan's first  alternative.  Mr. Fagan's second  alternative also held out the prospect of remaining minority or public  shareholders,  which Mr.  Schaden  did not believe was in our  interest.
The third  alternative,  the voting  trust,  required a put option,  which was  unacceptable because it would have required  approval from Levine  Leichtman,  which as discussed was not
available.   There were no agreements or understandings reached.

      On November 13, 2001, a lawsuit  titled  Sebesta v. Schaden,  et al., was commenced by
                                               ---------------------------
Edward C.  Sebesta  against  us,  Richard E.  Schaden,  Richard F.  Schaden,  and four other present or former  directors,  in the District Court for the City and County of Denver.  The
complaint  alleges  that the  defendants  breached  their  fiduciary  duties  by  wrongfully supporting  the  proposed  merger  with  Firenze  and  by  failing  to  adequately  disclose information  concerning  proposals  made by Fagan,  the special  committee's  responses  and alleged  conflicts of interest.  Plaintiff  sought a temporary  restraining  order or TRO to preclude us from  holding our  November  30, 2001  shareholders'  meeting  until  corrective disclosures  were made and  disseminated.  On November 28, 2001,  the court heard and denied plaintiff's  motion,  finding that the plaintiff  had not satisfied any of the  requirements for  obtaining  injunctive  relief.  The Court  specifically  held "...the plaintiff has come into this Court with unclean hands  seeking  relief when, in fact,  the  plaintiff,  and its agents, have been less than candid, less than accurate in its  representations,  in terms of its own offer in terms of it being  conditional,  and any request for relief would not serve the public's interest".  We filed an answer denying any wrongdoing.

      On November 27, 2001,  three days before the  scheduled  shareholders'  meeting and on the eve of the TRO  hearing,  Fagan  delivered  a  letter  to the  special  committee  which outlined in general terms apparently three different  proposals.  It became a major focus of the hearing for the TRO described in the paragraph  above.  The first appeared to propose to amend the current merger to provide $9.50 per share to minority shareholders,  allowing them an option to continue as  shareholders  after the merger,  with Fagan  buying  shares in the surviving  entity and no put option  required.  Fagan also expressed its continued  interest in  purchasing  the minority  shares for $10.63 per share,  but only if we agreed to the put option, and alternatively  indicated its willingness to explore purchasing all of the shares
(including the shares held by the Schadens and their  affiliates)  for $15 per share.  Fagan stated that its proposal  would expire on December 10, 2001.  The  committee  noted that all three of the apparent proposals required third party consents as follows:

o     the $9.50  proposal  would  require the Schadens to agree to amend the Firenze  merger agreement
o     the $10.63 proposal would require  consent from Levine  Leichtman which had previously been refused
o     the $15 proposal would require the separate  consents of AMRESCO and Levine  Leichtman under the terms of their  respective  existing loan agreements and a willingness of the Schadens to sell their shares

      There  was no  indication  by Fagan  that  the  third  parties  had  approved  or been approached.  The committee  further  noted that since the  proposals  were general in nature and did not  specify a  particular  form or  structure,  it could not  determine  what other consents or approvals might be required.

      The  committee  responded to Fagan on November 28, 2001. It stated that it had engaged in a lengthy,  detailed process attempting to determine whether Fagan would ever be prepared to make a bona fide offer in a form that could be accepted  for the benefit of our  minority shareholders,  and noted  that  Fagan  had  failed  to make  such an  offer.  The  committee expressed  its concern that the timing of Fagan's  November 27 letter was  designed  more to disrupt the shareholders'  meeting,  and that it was not a sincere expression of interest in acquiring  the  minority  shares.  The  committee  noted  that the  letter  did not  contain sufficient  information  to constitute a binding offer that the committee  could  recommend.
Nevertheless,  the committee told Fagan it was willing to  immediately  pursue a transaction with Fagan that would ensure the minority  shareholders  would receive $9.50 per share, with no put  option  which  would  require  third  party  consent.  It noted that time was of the essence since there was a binding  agreement  providing the minority  shareholders  $8.50 in cash  scheduled to close on November 30, 2001.  The  committee  once again asked Fagan for a binding  offer with  definitive  documents  and stated it was prepared to negotiate  such an offer through the close of business on November 29, 2001.

      The committee  did not receive an offer in the requested  form of a binding offer with definitive  documents  that  could  be  accepted  by us.  The  committee  considered  this a necessary  and  typical  requirement  for a company to accept a superior  offer and meet the requirements of the Firenze merger agreement commonly referred to as a "fiduciary out".

      Instead,  on November  29, the special  committee  received a  three-page  letter from
Fagan covering a number of topics.  Among other things,  the letter  asserted that Fagan had made  an  "UNCONDITIONAL  $9.50  OFFER"  and  referred  to the  $10.63  and  $15  or  higher proposals.  It asked that the committee  propose a transaction  structure and provide a form of  definitive  agreement.  Fagan  also  requested  written  confirmation  that our board of directors  (including  the  Schadens)  support the  transaction.  While  asserting the $9.50 proposal  was  unconditional,  the November 29 letter did not remove the  conditions  in the
November 27 proposal, including that:

o     the current merger be amended
o     the holders be allowed to continue as shareholders following the merger
o     Fagan not purchase the shares from the holders  directly,  but instead purchase shares of the surviving company's common stock
o     "the  foregoing  proposal  is subject to reaching a mutually  satisfactory  definitive agreement providing for standard terms"

      The  committee  met by  telephone on November  29th to consider the various  proposals from Mr.  Fagan.  The  committee  noted that the Fagan  November  29 letter did not cure the deficiencies  noted in the  committee's  November 28 letter and  described in more detail in the prior three  paragraphs.  It also noted that the  committee had been  requesting  such a binding  offer  from  Fagan for  almost  three  months,  since at least  September  7, 2001.
Nonetheless,  it decided to continue  discussions  with Mr.  Fagan in an attempt to see if a feasible binding  agreement could be reached that would be of greater benefit to the company and its  shareholders  than  the  current  agreement  at  $8.50  per  share.  The  committee responded  in writing  that same day. It noted that Fagan  failed to provide  the  requested definitive legal  documentation  for execution and again asked Fagan for a definitive offer.
Given the last minute  nature of the  proposal,  it requested  funds in escrow or a personal guaranty to provide  certainty.  Fagan  responded by letter the next  morning,  November 30,
2001.  Fagan repeated the requests of its November 29, 2001,  letter but did not provide the documentation asked for by the committee.

      We determined to delay the shareholders'  meeting to provide additional  disclosure to our shareholders on the recent  developments.  We adjourned the shareholders'  meeting until
10:00 am the following Tuesday, December 4, 2001.

      On December 3, 2001,  Fagan sent to the special  committee a signed form of investment agreement and personal  guaranty of Fagan's  obligations  signed by William and Laura Fagan.
Among other things, the investment agreement provided that:

o     Parties were Fagan, us and Firenze
o     Firenze and we would amend the Firenze  merger  agreement  in a number of respects and in a form acceptable to Fagan
o     Fagan would fund Firenze to have it buy shares from minority  shareholders  who wished to sell their shares for $9.50 per share
o     Fagan would receive an equivalent number of shares in the surviving company
o     Minority  shareholders  who did not wish to sell  their  shares  would be  allowed  to remain shareholders
o     We must agree not go private or delist from trading  without the  affirmative  vote of the majority of the minority shareholders
o     The proposal would expire 5:00 pm (CST) on December 5, 2001

The investment  agreement,  guaranty letter and cover letter are exhibits to a Form SC 13D/A filed with the Securities  Exchange  Commission by Fagan and various other  shareholders  on
December 6, 2001.

      The  committee met on December 3, 2001 and  consulted  with its financial  advisor and
Brobeck on the merits of the Fagan  proposal.  It noted that the proposal  would require the approval of Firenze since it would amend the existing merger  agreement  between Firenze and
us. The  committee  instructed  Brobeck to explore  with  Schulte  and  counsel  for Firenze whether  changes to the  proposed  agreement  could be made to make it mutually  acceptable.
Brobeck asked  Schulte  whether the covenant  against  going  private or delisting  could be shortened or deleted.  Schulte  indicated a willingness to discuss with Fagan shortening the covenant  against going private or delisting  but no definitive  timeframe was set.  Brobeck also noted that the proposed  investment  agreement would require approval from the Schadens and  Schulte  indicated  that  Fagan was  willing  to be  flexible  with  regard to  various structures,  although no  information  was provided  which  indicated that any change to the proposed  form would  eliminate  the  necessity of the  Schadens'  approval.  Brobeck  asked
Schadens'  counsel if Firenze  would raise its $8.50 offer and  whether the  Schadens  would support a $9.50 offer in the form proposed by Fagan.  The Schadens'  counsel  responded that
Firenze  would not raise its price and would not  respond to a  hypothetical  proposal  from
Fagan.  No material progress was made with either Fagan or Firenze.

      The committee  reconvened  that evening and heard  presentations  from us,  Richard E.
Schaden and Schadens'  counsel.  Mr. Schaden indicated that the uncertainty  associated with the various delays to their proposed  transaction was likely impeding the company's  ability to carry on its  business.  We likewise  noted that the many  allegations  in the press were negatively  affecting  our  ability  to sell  franchises.  Mr.  Schaden  also noted that the
Firenze  merger was a more certain  deal in that it was not subject to third party  consents or other  conditions  that were  unlikely  to be  satisfied.  The  committee  asked  several questions of Mr.  Schaden.  In response to a request,  Mr. Schaden  declined to increase the merger  consideration  above $8.50.  Mr.  Schaden  renewed his position  that the  Schaden's shares were not for sale.  Mr.  Schaden  declined to indicate  whether he would  support the
Fagan $9.50 proposal  until he knew the  definitive  terms,  structure and  conditions.  Mr.
Schaden, Schadens' counsel and we then left the meeting.

      The  committee  then  reviewed and  discussed  the current  state of the  proposals as alternatives to the current binding merger agreement with Firenze, and concluded as follows:

o     the $9.50 proposal appeared to be a possibility if a modification  could be reached on the limitations requested by Fagan on us going private or delisting from trading
o     Fagan was free to launch an  unconditional  $9.50 per share tender offer,  without the consent or approval of the special committee or us
o     the Schadens refused to increase the price of the current merger
o     the $10.63 proposal was not possible  without the consent of Levine  Leichtman,  which had been refused
o     the $15.00 proposal was not possible since the Schadens did not wish to sell

      The committee noted it was hampered by the lack of definitive  terms and conditions of the Fagan $9.50 proposal.  It determined the best  opportunity for compromise was to propose to Fagan and the Schadens a shortening  of the time period of the requested  limitations  on the  company  going  private,  and ask if either  had ideas to bridge the  differences.  The committee  decided that Mr.  Bromberg  should call Mr. Fagan to negotiate and Brobeck should call  Schulte and  Schadens'  counsel  again to see if an  agreement  could be  reached.  No significant changes were made by any of the parties.

      The committee  reconvened on December 4, 2001 to further  consider the fairness of the existing  merger  agreement  and  whether  any  changes  could  be made to any of the  Fagan proposals to deliver  additional  value to the minority  shareholders.  Among other  things, the  committee  reanalyzed  its  conclusion  that it was not in the  interests of us and our shareholders to remain public,  for the reasons  expressed in the proxy statement and saw no reason to change its conclusion.  Those reasons included:

o     our small  public float and limited  institutional  following in our stock or coverage by analysts;
o     our low trading volume
o     the Schadens'  indication  that they were unwilling to sell their shares of our common stock to a third party
o     the board's  conclusion  that there is little  likelihood  that the  liquidity  of our common stock will improve in the future
o     the poor performance of our stock price since our initial public offering

      Based on its  review of the  historical  stock  performance  and the  analysis  of its financial advisor, the special committee believes that:

o     absent  special  transactions  such as the  self  tender  offer  in late  2000 and the current  merger  agreement,  the stock  price is likely to trade below $8.50 per share
o     the low  volume  means  that any  attempt by our  shareholders  to sell  shares in any volume would likely depress the price

      As a result,  the committee  determined it would be difficult for the  shareholders to obtain $8.50 for a significant number of shares.

      Upon the announcement of the Firenze merger,  the stock price moved up to the range of
$8.50.  The committee  believes that the publicity  generated by the various Fagan proposals moved  the  price  closer to the  $9.00  range.  When  Fagan  announced  it was  unlikely  a transaction  would be  completed,  the price tended back to the $8.50 level.  The  committee believes that absent a transaction  involving the stock,  it is likely the stock price would decrease and return to lower volume.  This analysis  supports the conclusion  that $8.50 per share in cash is fair to the minority shareholders.

      The  Schadens,  us and  Firenze  expressly  adopted  and agreed  with the  committee's analysis and its conclusion.

      It  reviewed  its  conclusions  of the  prior  meeting  that  there  was no  available alternative  to the current  merger  which could be  implemented,  and decided  this had not changed.  However,  the  committee  decided to continue its efforts to develop a transaction with Fagan which  would  result in our  shareholders  receiving  $9.50 a share.  On the same date,  two members of the  special  committee  called Mr.  Fagan and  informed  him that his proposal  would not be accepted,  principally  because of the proposed  restriction on going private and the prohibition on delisting from securities trading.

      We adjourned the December 4, 2001 shareholders' meeting.

      On December 5, 2001,  Fagan  delivered a letter to the  committee  noting its proposal had expired and  indicating  it could not enter into an agreement  that would allow us to go private or effect a  transaction  which would cause it to cease to be a  shareholder.  Fagan he said it would not initiate  further  contacts with the  committee,  but that it was still interested in pursuing a transaction with us.

      On December 6, 2001, the special committee met to explore  alternatives to structure a transaction  that could  actually get done,  meet our  objectives  and get  additional  cash consideration  to the minority  shareholders.  It also  determined to establish a process to reach a final result in our best  interests and in the best  interests of our  shareholders.
These results are detailed in the next two paragraphs.

      On December 7, 2001,  Brobeck  contacted  Schulte to indicate  that the  committee was still  interested  in a  transaction  with Fagan,  and that a definitive  proposal  would be made.  Later that day, the  committee  sent Fagan a form of definitive  agreement,  which if signed by Fagan,  would result in our minority  shareholders  receiving $9.50 per share from
Fagan for each of their shares.  The agreement was intended to firmly  obligate Fagan to pay our shareholders $9.50 a share and contains various  provisions  designed to assure that the transaction  actually  occurs,  including a requirement  that Fagan escrow the merger price.
The agreement  would not limit our ability to go private or effect a transaction  that would cause  Fagan  to cease to be a  shareholder.  The  material  terms  of the  proposed  merger agreement provided that:

o     Fagan would create a new company into which we would be merged
o     we would be the surviving company
o     if approved by our shareholders,  each shareholder other than the Schadens, certain of their  affiliates,  the Fagans and Levine  Leichtman,  would  receive  $9.50 per share in cash for each share of their stock
o     Fagan would pay the $9.50 for each share of stock  repurchased,  and would  escrow the amount estimated to be needed to buy the minority shares
o     Fagan  would  receive  one  share  for  every  share  repurchased  from  the  minority
            shareholders,  so  that  at  the  end  of  the  transaction,   Fagan  would  own
            approximately 30% of us

      In the committee's opinion, the principal differences from Fagan's last proposal were:

o     Fagan would be required to purchase all the minority shares for $9.50 per share
o     Fagan would be required to pay the purchase price
o     the agreement  would not limit our ability to go private or effect a transaction  that would cause Fagan to cease to be a shareholder

      Although  in a prior  letter to Fagan,  the  committee  had  offered to  substitute  a personal  guaranty from William and Laura Fagan for escrowed funds,  this  accommodation was due to Mr.  Fagan's  claim  that he could  not  escrow  the  funds  within  the time  period requested by the  committee.  The committee  believed,  however,  that escrowed  funds would help ensure that a Fagan  transaction  would close,  if the current  $8.50 merger were to be terminated.  Given the new time frame for Fagan to respond to the  December 7 merger  offer, the committee felt Fagan had ample time to comply with an escrow  requirement  and therefore did not offer Fagan a guaranty option.

      The committee said it would be available to negotiate the agreement  until 5:00 pm the following  Tuesday,  December 11, 2001, and encouraged Fagan and its  representatives  to be present at the  committee's  counsel's  offices on December 11 to adequately  respond to any last  minute  changes.  The  committee  indicated  it would not  extend  the  deadline.  The committee  informed  Fagan  that the  Schadens  and  Firenze  had  agreed  not to oppose the transaction  as set forth in the  documents  sent to Fagan.  They also  informed  Fagan that
Firenze  waived the condition of its merger with us related to any material  adverse  change and  dissenters'  rights and that the  Schadens  would take all  corporate  and  shareholder action as may be necessary for Firenze to approve the Firenze merger.

      The  committee  set the 5:00 pm December  11, 2001  deadline  because of the  numerous proposals  Fagan  made  since  the  announcement  of the  Firenze  merger  -- none of  which developed  into a  transaction.  The  committee  was  concerned  that  Fagan's  actions have delayed the process,  increased the overall  transaction costs to us and caused deal risk to the minority  shareholders  and that Fagan did not intend to enter into a  transaction  more favorable to our  minority  shareholders.  It  continues  to be concerned by the  conditions attached to Fagan's  proposals and,  especially in its most recent  proposals,  their timing and proximity to our special shareholders' meeting.

      In an interview  that appeared in the Rocky  Mountain  News on December 11, 2001,  Mr.
Fagan is quoted as saying  "It's  grossly  deficient...If they stick to their 5 pm deadline,
I'd say  there's 0 percent  chance  we'll have an  agreement."  He is also quoted as saying,
"If the company  would grant me standard  minority  shareholder  protection,  we could get a deal  done.  There is no such  thing as making a minority  investment  in a private  company without that."

      By letter dated  December 10, 2001,  Schulte  explained  that Fagan had been unable to review the  materials  until the 10th.  It alleges  that the  committee  has no  interest in seriously  considering an alternative  proposal and reiterated  previous arguments as to why
Fagan's  prior  proposed  agreement was superior.  The letter states six  conditions  before
Fagan would consider a detailed response:

            (i) Fagan would like to further discuss alternatives to a coercive  transaction, including  allowing  the  minority  shareholders  to  retain  their  interests  in the surviving  company or at least a  meaningful  vote with  respect  to the  transaction;
      furthermore,  Fagan's counsel noted that Fagan was open to structuring the transaction such that the company could become a private company;

            (ii) Schulte  indicated  that before it could  consider if the agreement sent by the special  committee  on  December 7, 2001  constituted  a serious  offer,  it first needed for the  committee  to be ready to disclose the current  voting  results of the minority  shareholders,  as well as explain the rationale for any changes to the terms of the existing  Schaden  proposal and an  explanation  as to why Fagan must become an actual party to the merger  agreement as opposed to merely  funding the purchase price as originally contemplated in the earlier Fagan proposal;

            (iii) Schulte  indicated that no third party would expend  substantial  time and money to  provide a  superior  transaction  for  minority  holders  unless it had some protection  against an immediate  squeeze out;  therefore,  Schulte  indicated that it would like to discuss  various  alternatives  and suggested  that  alternatives  could include  precluding the Schadens from squeezing out Fagan for some  reasonable  period of time and using an  investment  banker,  as  opposed  to the  courts,  to run a fair market determination process;

            (iv) Schulte  indicated  that the 5:00 p.m.  Tuesday  deadline was  unreasonably short and  shouldn't  be adhered to by the special  committee  in light of the pending
      Fagan proposals;

            (v)  Schulte  indicated  that in  light  of the  large  percentage  of  minority shareholders  that have  expressed an intent to dissent from the Schaden  transaction, potential for a better  transaction exists and that additional time should be allotted to bring a more  favorable  transaction  to the  minority  shareholders,  and  further suggested  that delaying  action until after the company  published its 2001 financial results  would  facilitate  this  objective  and allow the  parties  to  reassess  the fairness of the current proposal; and

            (vi) Schulte  suggested  that Fagan needed to better  understand  the  Schadens'
      willingness  to support an  alternative  proposal  before Fagan could expend more time and money on such a proposal.

      Two members of the special  committee  repeatedly called Mr. Fagan on the afternoon of
December  11th to  determine  what  conditions  Mr.  Fagan would  require on  "squeezed-out"
protection  to see if a deal could  still be  consummated  and sent a fax and e-mail to that effect.  Mr.  Fagan did not return any of the calls.  Schulte  did e-mail  Brobeck  near the end of the business  day  reiterating  the request for the  committee to respond in writing, but to the committee's disappointment,  Fagan was unavailable to talk in person prior to the proposal deadline to see if a superior deal could be reached.

      Following  these  events,  the  special  committee  met during the day and  evening on
December  11th with its  financial  advisor and legal  counsel and it reviewed and discussed its  original  recommendation,  based on the  factors  discussed  above.  As a  result,  the special  committee  determined not to change its  recommendation  that the Firenze merger is fair and in the best interests of our public shareholders.

The Quizno's Corporation

The correspondence between the
special committee and Fagan from June  2001
through December 11, 2001 is attached as Exhibit A.

The merger agreement sent to Fagan by the
committee is attached as Exhibit B.

                                                                     EXHIBIT A

                            Correspondence Between
                    the Special Committee of the Quizno's
            Board of Directors and Fagan Capital Inc. and Related
                 Parties from June 2001 to December 11, 2001

---Original Message-----
From:   Bill Fagan [mailto:bill.fagan@verizon.net]
Sent:   Tuesday, December 11, 2001 11:01 PM
To:     Mark Bromberg; Eric Lawrence; john todd
Cc:     Andre Weiss
Subject:        Fw: Quiznos and Fagan Capital

Gentlemen: I have just read your fax to me of late today.  Below is my lawyer's email to your lawyer in response.  Of course we remain very seriously interested in a transaction.  However, over the last several months, we have made multiple detailed and creative proposals in writing
(and in person with Rick Schaden), have spent a ton of time and money, and the consistent response we get back is "the Special Committee can't do that"
(which really means "Quizno's won't do that").  We're frustrated.
As my lawyer explained earlier, we need a response in writing to the points we have raised in our recent communications.  Last minute "rush" phone calls based on artificial deadlines are not productive, and certainly not in the
best interest of your constituents.   Please also give us a detailed reason
why you didn't even bother to negotiate my signed and fully funded definitive agreement, which as you well know was incontrovertibly superior in every respect to the Schadens' proposal, from the minority holders' point of view-and the law says your responsibility is to consider the minority holders' point of view, not anyone else's.
So please address our issues in writing.  This should help us to understand where you are coming from, should help preclude any misunderstandings, and is consistent with your approach of requiring us to put our proposals in detailed written form.  Promptly after receipt of an appropriate and detailed response,  I will be happy to negotiate with you by phone, or in person in Dallas at any time the rest of this week or weekend, as long as I have some advance notice to clear my schedule.  Please understand that
December is my busiest time of year due to tax loss selling in the stock market.  If you are both serious and empowered by the Schadens, I look forward to working with you to craft a transaction that is both perfectly fair to Quizno's and in the best interest of its minority shareholders.
Thank you,
Bill Fagan

----- Original Message -----
From:   "Andre Weiss"   mailto:Andre.Weiss@srz.com Andre.Weiss@srz.com
To:       mailto:jharris@brobeck.com jharris@brobeck.com
Cc:       mailto:rplumridge@brobeck.com rplumridge@brobeck.com;
        mailto:fci2@swbell.net> fci2@swbell.net;
mailto:
wfagan@swbell.net
Sent:   Tuesday, December 11, 2001 5:54 PM
Subject:        Re: Quiznos and Fagan Capital

On behalf of FCI, I have been asked to reiterate the request in last evening's letter, namely that the Committee respond to the requests in writing.  Frankly, given the timing imposed by the Committee, I expected to have had that response when I arrived at my office this morning.
If the Committee so desires, FCI is willing to address the issues seriatim, with the need to develop an approach that clearly establishes the Fagan proposal as an alternative to the Schaden deal first; although I would disagree with your characterization that the other items included in the
Committee's Agreement are of lesser importance.
The Committee and its counsel have seen several communications from FCI and engaged in several discussions with FCI on this item.  The Committee should be in a position to make a firm written proposal to FCI now that can be delivered promptly.  Once Bill has received that proposal, he will be in a position to speak to the Committee to determine whether a transaction on the proposed terms can be worked out.

-----Original Message-----
From:   Mark Bromberg [mailto:mbromberg@vialink.com]
Sent:   Tuesday, December 11, 2001 4:11 PM
To:     'fci2@swbell.net'; 'wfagan@swbell.net'
Cc:     'andre.weiss@srz.com'; 'rplumridge@brobeck.com';
        "
Subject:        Quiznos and Fagan Capital

Bill:
Although we forwarded a copy of a proposed transaction to you and your attorneys last Friday, December 7, we received a copy of the response letter from Schulte, Roth early this morning.  The special committee has held extensive discussions among ourselves to determine what we might be able to offer to help facilitate a transaction which is in the best interests of the minority shareholders of Quizno's.
In that regard, we have been attempting to contact you methodically since 1
PM this afternoon, and have succeeded only in reaching a variety of voice mail systems and answering machines.  In addition, we contacted your home and your executive assistant at Fagan Capital.  In each instance, we were advised that you are not available, and to continue attempting to contact you through all of your active telephone numbers.
This afternoon at approximately 3:38PM, we received a fax from your executive assistant, advising that you were not available, and suggesting that we respond to your attorney's letter in writing, indicating when we might be available to discuss matters with you.
The special committee has been and continues to be very interested in trying to facilitate a transaction which is in the minority's best interests, yet we are unable to do so in the absence of any direct communication between us and you or your attorneys.  In particular, we are interested in understanding exactly what time period you are seeking with respect to the
"squeezing out protection" which you might require were you to complete the transaction which we understand you have reviewed.  Please feel free to contact me or Eric Lawrence to continue discussions; we cannot act in a vacuum.
Eric Lawrence and Mark Bromberg
For the Special Committee

                           SCHULTE ROTH & ZABEL LLP

                               919 Third Avenue
                              New York, NY 10022
                                (212) 756-2000
                              fax (212) 593-5955

                                 www.srz.com

Andre Weiss                                                 E-mail
(212) 756-2431
andre.weiss@srz.com

                              December 10, 2001

VIA FACSIMILE

Mr. Richard R. Plumridge, Esq.
Brobeck, Phleger & Harrison LLP
370 Interlocken Boulevard
Suite 500
Broomfield, Colorado 80021

            Re:  The Quizno's Corporation ("Quizno's")

Dear Richard:

            We received the Agreement and Plan of Merger delivered to us at approximately 6:00 p.m. Friday evening.  Because of the late hour of delivery, other commitments that both Bill Fagan and I had this weekend and the absence of any advance notification of timing, we were not able to review the materials until today.  In the interest of avoiding any misunderstanding on FCI's position, I am transmitting this letter to you on FCI's behalf.

            Based on our initial review, it is incontrovertible that the
Committee has no interest in seriously considering an alternative to the
Schaden transaction.  The FCI proposals have been devised so that they represent a distinct and materially beneficial alternative to the Schaden transaction.  FCI furnished, at the Committee's insistence, a signed definitive agreement and guaranty containing a substantially better price
($9.50 versus $8.50) and substantially better terms ( a non-coercive proposal versus an involuntary squeeze-out).  You indicated only two matters of
Committee concern and then refused to engage in any meaningful dialogue towards addressing any of the Committee's concerns.  The Agreement transmitted continues to reflect the Committee's obvious indifference to the interests of the Quizno's minority shareholders.  Rather than some vague insinuations, FCI challenges the Committee to disclose publicly and with specificity those features that make the FCI offer obviously unacceptable to the Special Committee.

            To borrow from your own terminology, in attempting to put FCI to the test, the Committee has failed its test and its solemn responsibility, namely to support only a fair transaction for the benefit of the minority shareholders of Quizno's.  Furthermore, by presenting the Agreement without appropriate advance notice, although this notice was personally committed to by you to me, by radically changing the proposed structure without explanation and by imposing a two business day deadline (one that you acknowledged the Committee itself did not and could not comply with), the
Committee is doing a grave disservice to the constituents that the Committee is supposed to serve, the minority shareholders of Quizno's who are being forced out of their investment.

            Before FCI determines whether to undertake a detailed response to the proposal reflected by the Agreement, the Special Committee must provide
VCI immediate written clarification on the following issues:

            1.  The Agreement contemplates a coercive transaction.  FCI has stated on several occasions, both in letters and conversations, that FCI believes that a coercive transaction whereby the other minority shareholders are forced out of Quizno's despite their overwhelming objections can hardly be said to serve their interests.  As FCI has indicated several times, even the price of $9.50 per share falls significantly short of FCI's view as to the fair market value of Quizno's.

            FCI prefers not to participate in a transaction that forces out the minority shareholders and relegates them to their dissenters' rights and doesn't understand how the Special Committee can insist on an obviously unfair structure.  As I advised you earlier last week, FCI would be interested in discussing alternatives to that approach, including allowing the minority shareholders to retain their interests in the surviving company or providing the minority shareholders with a meaningful vote with respect to the transaction.  Also, FCI believes that remaining public is in the best interest of the minority shareholders, FCI is nonetheless open to structuring the transaction such that Quizno's becomes a private company.

            2.  In order for FCI to consider the Agreement delivered to FCI to constitute a serious offer, the Committee must be ready to disclose immediately to FCI the current voting results from the minority shareholders.  In addition, a brief review of the Agreement reveals changes to the terms of the agreement with the Schadens.  An immediate detailed explanation of the rationale for those changes will be necessary to provide the Committee with FCI's response.  Finally, FCI requires an explanation as to why the Committee has restructured the transaction so that the merger is effected through an FCI vehicle.  FCI had proposed to fund the higher purchase price and sees no reason that it must become a party to the merger to effectuate that objective.

            3.  Moreover, frankly, we also don't see how FCI can consider your Agreement to constitute a serious offer as opposed to an exercise in attempting to cosmetically improve on the Committee's record.  Your proposed transaction provides no bar to the Schadens' squeezing out the minority shareholders of the Surviving Company (namely, FCI) following and FCI transaction.  It is ludicrous for the Special Committee to believe that FCI or any third party would expend substantial time and money to provide a superior transaction for minority holders, but be vulnerable to the Schadens'
deciding at any time to squeeze FCI out after FCI closes its transaction.
That simply makes no sense whatsoever.  Furthermore, how does it serve
Quizno's interests to go through an anticipated appraisal proceeding with respect to this transaction and permit another appraisal proceeding covering the same shares in an appraisal proceeding where FCI dissents.

            FCI has indicated to you that it would be willing to discuss alternatives to that approach that would also make it clear that the FCI transaction is an alternative to the Schaden transaction and not merely a prelude to yet another Schaden transaction.  Alternatives could include that the Schadens would be precluded from squeezing FCI out for some reasonable period of time and that a fair market value determination process run by an investment banker would be used in lieu of the expensive and unpredictable court-run appraisal process (fair market value could be determined similarly to the method used in the Levine Leichtman documents).

            4.  Your letter indicates a 5:00 p.m. Tuesday deadline.  We are puzzled as to the pressure by the Special Committee on a deadline at this stage.  As you well know, the necessary legal predicates for insisting on a deadline are not present.  FCI has put on the table a superior price for the minority shares and has even suggested a higher price subject to minority protections, in the one case, and subject to a financing condition in the other case.  We see no basis for the Committee to attempt to terminate its fiduciary obligations merely because the Agreement is not signed by that date.  FCI will not be bond by an unreasonable deadline to abandon its efforts to bring a superior opportunity to the Quizno's minority shareholders.  Inasmuch as it took the Committee five business days to merely respond to FCI's agreement, which you demanded be delivered to you in a signed form, it does not even pass minimal legal standards for discharging the Committee's obligations to Quizno's minority shareholders, to give FCI two business days to finalize an agreement.

            Your references to introducing "additional deal risk" at a time of "great uncertainty in the public markets" rings hollow inasmuch as the
NASDAQ composite index has risen over 40% since mid-September and your minority holders have voted overwhelmingly against the deal.  The only parties in a hurry to rush the Schaden transaction to a close (in fact, it appears that the only parties willing to close at all) are the Schadens and the Committee.

            5.  Consider again that at this time holders of two-thirds of the minority shareholders have publicly announced their intent to dissent from the transaction.  We are certain that prior to the adjournments of the meeting, Quizno's had in hand a complete tally of all the minority votes voting on the transaction.  In its prior correspondence, FCI has ventured a guess that the negative votes well exceeded two-thirds of the minority-owned shares.  Therefore, given the potential for a better transaction and the overwhelming disapproval by the minority shareholders of the Schaden transaction, additional time should be allotted to bringing the best potential transaction to the minority shareholders.

      In fact, FCI has suggested in its earlier correspondence to the Special
Committee that given the tremendous growth experienced by Quizno's over the recent year and since the transaction was last formally approved nearly half a year ago, and given a fairness opinion based on financial statements that at best were updated through March 30, 2001, the Special Committee and, particularly Quizno's minority shareholders, would be well served to delay any further action until Quizno's publishes its 2001 financial results.  If those results continue to reflect the steep improvement in growth, FCI believes that even better bids can be achieved than the ones already received by the Special Committee.  Delaying for a few more weeks would also give the
Committee the opportunity to reassess the fairness of any proposal currently on the table and give Quizno's the opportunity to improve on those proposals and to properly amend and remail the Quizno's proxy statement in order to properly disclose the events of the past several weeks.

            6.  The included letter provides for the Schaden group to agree not to impede the transaction.  While I understand that due to some legal considerations that were contemplated by that letter, that letter it falls far short of a commitment to vote in favor of the FCI transaction.  FCI is certainly not going to put itself in a position where it expends even more money and time on a transaction sponsored by the Special Committee, only to find out subsequently that the Schadens may block it.  If that legal commitment cannot be obtained, it will be necessary for the Schadens to meet directly with Bill Fagan so that he can understand their intentions.  As indicated in our earlier correspondence, Bill will be available to meet with them at his offices in Dallas this week.

            Please contact me to discuss the foregoing.

                                          Very truly yours,

                                          Andre Weiss

                                               Brobeck, Phleger & Harrison llp
                                                     370 Interlocken Boulevard
December 7, 2001                                                     Suite 500
                                                   Broomfield, Colorado  80021
                                                         direct   303.410.2014
                                                            fax   303.410.2199
                                                        rplumridge@brobeck.com
VIA FACSIMILE AND E-MAIL                                       www.brobeck.com

Andre Weiss, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York  10022
Re:   The Quizno's Corporation (the "Company")

Dear Andre:

Enclosed is an Agreement and Plan of Merger for a Newco to be formed by the
Fagans under which they buy all minority shares of Quizno's except their own at $9.50 per share in cash (the "Proposed Transaction").  Subject to further developments in the process described below, it is our understanding that the
Company, the Special Committee and the Schadens are willing to proceed with the Proposed Transaction as drafted.  We have also enclosed a form of letter from the Schadens relating to the Proposed Transaction.  Counsel for the
Schadens indicates that they are obtaining signed copies and we will forward them to you when received.

The Special Committee is dedicated to reaching an agreement that is in the best interests of the Company and its shareholders.  To date, the process involving Fagan Capital, Inc. has been disruptive and unclear, which unfortunately has delayed the process, increased the overall transaction costs and injected additional deal risk to the minority shareholders at a time of great uncertainty in the public markets.

The Special Committee has decided to establish a process to reach a final result in the best interests of the Company and its shareholders.  The
Special Committee intends to be available to negotiate with FCI final definitive documents until 5:00 p.m. on Tuesday, December 11, 2001 (the
"Deadline").  The Special Committee does not intend to consider any proposals after the Deadline.

In order to enhance Mr. Fagan's chances of successfully completing a transaction with the Company for the benefit of its shareholders, we encourage you and your client to be physically present on Tuesday, December
11, 2001 at the law offices of Brobeck, Phleger & Harrison LLP, located at
370 Interlocken Boulevard, Suite 500, Broomfield, Colorado 80021.  This will allow Mr. Fagan and you to adequately respond to any last minute changes as the Deadline approaches.

We are concurrently informing Firenze's counsel of the Special Committee's process.

We ask that you promptly call us to discuss any questions you may have and hope to see you and your clients in person next Tuesday at our law offices.
In the meantime, we shall continue to remain available at all times to discuss and negotiate on the Proposed Transaction.

Very truly yours,

Brobeck, Phleger & Harrison LLP

By: ________________________________
      Richard R. Plumridge,
      On behalf of the Special Committee of the Board of Directors for The
Quizno's Corporation

RRP/bsp
cc:   Mark Bromberg (via email)
      J. Eric Lawrence (via email)
      John Todd (via email)
      Patrick Meyers, Esq. (via email)
      Dean Kristy, Esq. (via email)
      Jeff Harris, Esq.

                           SCHULTE ROTH & ZABEL LLP

                               919 Third Avenue
                              New York, NY 10022
                                (212) 756-2000
                              fax (212) 593-5955

                                 www.srz.com

Andre Weiss                                                 E-mail
(212) 756-2431
andre.weiss@srz.com

                               December 6, 2001

VIA FACSIMILE

Richard R. Plumridge, Esq.
Brobeck, Phleger & Harrison LLP
370 Interlocken Boulevard, Suite 500
Broomfield, Colorado 80021

            Re:  The Quizno's Corporation

Dear Richard:

            Last evening, Bill Fagan advised the Quizno's Special Committee that FCI's offer had expired by its terms.  In that letter, Bill indicated
FCI's ongoing interest in pursuing a transaction with Quizno's.  This morning, you telephoned me to indicate that the Committee would respond to the FCI proposal, although it had expired.

            This letter confirms my statements to you that, given that the past conduce by the Committee and Quizno's does not even resemble good faith negotiations, FCI requires that any effort by the Committee to reinitiate contact will be done through formal proposals.  Those proposals will have t have been approved by the Special Committee and by all necessary parties
(including, if require, the Board of Directors and the Schaden group)  before
FCI would be willing to authorize the expenditure of any more time or effort.  This approach is only fair in light of history here and the conditions previously placed on FCI.

                                    Very truly yours,

                                    Andre Weiss

/cmd

cc:  Mr. William S. Fagan

                             FAGAN CAPITAL, INC.
                      5201 N. O'CONNOR BLVD., SUITE 440
                             IRVING, TEXAS 75039

December 5, 2001

The Special Committee of Quizno's Corporation
c/o The Quizno's Corporation
1415 Larimer Street
Denver, Colorado 80202

Attention:  Mark Bromberg

Gentlemen:

Reference is made to the Investment agreement and Guaranty delivered to
Quizno's this past Monday December 3, 2001.  At your insistence, Fagan
Capital Inc. executed both of those instruments, and my wife and I personally executed the Guaranty.  By its terms, both of those instruments expired at
5:00 p.m. (CST) today.

Our $9.50 offer was a clearly superior alternative to the Schaden offer, and unlike our $10.63 offer, you could not take the position that Quizno's mezzanine lender had to consent to the acceptance of the $9.50 offer.  The acceptance or rejection of our $9.50 offer was solely in the hands of the
Special Committee, the Board and the Schadens.  We believe our offer would have had the overwhelming support of the minority holders; those who wanted out at $9.50 could get their $9.50 in cash immediately, and those who wanted to stay in for the ride could do so, continuing in a public company format.

In your November 28, 2001 letter to me, you expressed skepticism over the seriousness of our intentions since our offer was not yet in the form of a definitive agreement.  You stated:  "Nonetheless, we are prepared to pursue immediately a transaction with FCI where each of the Quizno's minority shareholders will be certain to receive $9.50 per share in cash with no put option which would require third party consent...As expressed in our letter of
October 22, 2001, and as we did with Firenze, we request that your proposal be made immediately in the form of a binding offer with definitive documentation.  We are prepared to negotiate a definitive document binding on
FCI..."

We delivered a signed definitive agreement to you on Monday December 3, 2001 that met your criteria.  Our attorney then addressed by phone and email the only issues raised by your attorney - that FCI was flexible as to deal structure (such as converting our offer to a tender offer, as suggested by your counsel) and FCI was willing to entertain other approaches as long as they reflected FCI's proposal for what it was - an alternative to the Schaden proposal, not a prelude to another going private transaction by the
Schaden's.  Nonetheless all of our communication did not even amount to a negotiation.  Nothing was suggested by the Committee, other than that we remove section 5.08 and allow the Schadens to take the company private and squeeze us out at any time after we completed our $9.50 offer!  It is inconceivable that any bidder would agree to such a provision, and you have created a situation where it is impossible to present an alternative for the minority shareholders to consider.

Since then, Quizno's has essentially declared radio silence.  We do not see how the Committee served the best interests of the Company's minority shareholders by allowing a superior offer, in for form of a signed definitive agreement, to die on the vine - not to mention our even higher offers which were met with no encouragement whatsoever.

Quizno's is worth many multiples of, not merely a few dollars more than, the
$8.50 price being forced on us.  And you are going to force us to go through a multi-year and very expensive legal battle to get our appropriate compensation; and that's just plain wrong and unfair.  We have already acknowledged that our $9.50 offer was also woefully inadequate price-wise, but at least it was superior to $9.50 and it offered shareholders a choice;
it was not coercive.  In any event, in legal proceedings we fully expect to show that shareholders are entitled to compensation equal to many times the
$8.50 price.

Since the financial statements and projections that the Committee's investment banker based it "fairness opinion" on are stale for a company that's growing and changing as fast as Quizno's is, we implore you to at a minimum delay the merger at least a few more weeks, until you and the minority shareholders have had the opportunity to review the latest audited financial information which Quizno's is due to file as its annual report on
Form 10-K.  You should also get your investment banker to update his fairness opinion, based on the new financial information, for his and your protection.

As noted, FCI's offered has expired.  In light of all Quizno's actions over the last several months regarding negotiations with us, including most recently your silence regarding FCI's definitive agreement and your allowing of the deadline on it to pass, we have reluctantly and finally concluded that we will be blocked in any further effort to bring value to the minority holders.  We don't understand why Quizno's won't deal with us and entertain our premium offers, especially given our great admiration for the Schadens and the company.  In any event, unless we receive further communications from you directly or via press release, you will receive no further offers and will not hear from us further on this matter prior to the Firenze merger.
We've made our case.

However, please be very clear about the fact that, if you are interested, we expect to remain very interested in pursuing a transaction with the company before you close the merger, including any of the $9.50, $10.63 or $15.00 offers previously stated.  In fact, we would be exceedingly interested in pursuing a purchase of the entire company, in conjunction with our capital partner, and if you would permit us to perform due diligence, I am confident we could offer a very large premium to the $8.50 price, to all shareholders.
We think it would be worth your time to permit us to proceed.  Please advise, and if you are interested, we would be prepared to commence due diligence promptly and solely at our expense.

Very truly yours,

FAGAN CAPITAL, INC.

By:___________________
William S. Fagan, President

Cc:   Andre Weiss
      Richard Plumridge
      Pat Meyers

                             FAGAN CAPITAL, INC.
                      5201 N. O'CONNOR BLVD., SUITE 440
                             IRVING, TEXAS 75039
                              PHONE 972-869-3430
                               FAX 972-869-4066
                              wfagan@swbell.net

November 30, 2001

The Special Committee of Quizno's Corporation
c/o The Quizno's Corporation
1415 Larimer Street
Denver, Colorado 80202

Attention:  Mark Bromberg

Gentlemen:

            We received the letter from the Special Committee last evening at
8:00 p.m. (Eastern time) demanding that a definitive agreement executed by
FCI be delivered by no later than 12:00 a.m. (Mountain time) that night!  We are stunned by the eagerness of the Committee not to "deprive" the minority holders of the $8.50 per share merger consideration, when already holders of about 65% of the minority shares have publicly stated their intention to dissent from the merger.  To be blunt, the $8.50 consideration is mind-bogglingly inadequate and the minority shareholders and the financial press know it but the Special Committee won't admit it.  I acknowledge that the $9.50 per share in our offer (as well as the $10.63 and $15.00 per share proposals) are also woefully inadequate and if the Schaden merger is permitted to go forward, FCI will ask for and expect to receive many multiples of the $8.50 per share in appraisal proceedings.  However, unlike the Schadens, I am not proposing a forced squeeze-out of the minority as sanctified by your Committee.

            In my phone call with you that ended at about 10:15PM Central
Time Thursday night, we discussed the fairness of the Schaden merger.  I asked you whether the fact that Rick Schaden wouldn't sell me his shares at
$15 might have a bearing on your perception of whether a forced squeeze-out of minority holders at $8.50 is fair, and you responded that it was irrelevant, because Rick didn't want to sell his shares, or at least not at that price.  The price at which the controlling shareholder is willing to sell should be critical to you.

            And then when I stated that I didn't want to sell my shares either, you said I didn't have to.  And that's not the first time you said that to me.  Don't you understand that the minority is being forced out of the Company?  If the Schadens wanted to merely offer $8.50 per share on a non-coercive basis, we would not have undertaken the efforts that we have.
You, as the Chairman of the Special Committee, must be clear as to the implications of the Schaden transaction.  We are being forced out so that the
Schadens can benefit from the Company that we have all invested in.  Don't even entertain the notion that having appraisal rights is the same thing as continuing as a stockholder, and you should have taken that into account in your deliberations.

            Irrespective of the above issues, FCI is still willing to enter into a definitive agreement promptly to buy at $9.50 per share any and all minority Quizno's shares from holders who wish to get cash and is willing to arrange for the preparation of such agreement.  Furthermore, Laura Fagan and
William Fagan are willing to jointly and severally guaranty the obligation to fund FCI's proposed transaction.  It is necessary that we have responses to the following requests which we requested previously in our letter but which were ignored by the Committee:

1.    Advise us as to which structure Quizno's wants pursue (tender offer by
                  FCI, or amended merger agreement by Quizno's along with a
                  stock purchase agreement between FCI and Quizno's).

2.    Provide written confirmation that our proposed $9.50 per share non-coercive offer has the support of the Special Committee and the Board of Directors of Quizno's, including the
                  Schadens.  It would be wasteful for FCI and Quizno's to
                  pursue a transaction if we were not assured that Quizno's
                  would accept it.

3.    Confirm that the Special Committee is not interested in pursuing any of the higher priced alternatives made by FCI in its earlier
                  letter, although FCI remains quite eager to pursue these if you can arrange for it.

            The answers to these questions are imperative for FCI to properly instruct its attorneys so that the definitive documents may be drafted efficiently and effectively.

            If the Special Committee truly supports the best interest of the minority shareholders, the Special Committee should delay today's shareholders' meeting in deference to the overwhelming consensus of the minority shareholders, and the strong possibility that we can work together to provide a tangible superior alternative in short order.

                                    Very truly yours,

                                    FAGAN CAPITAL, INC.

                                    By:__________________
                                    William S. Fagan, President

Cc:   Andre Weiss       (fax) 212-593-5955
      John Moye         (fax) 303-292-4510
      Richard Plumridge (fax) 303-410-2199
      Lexi Methvin            (fax) 303-410-2199

                              Special Committee
                                      Of
                           The Quizno's Corporation

November 29, 2001

William S. Fagan
President
Fagan Capital, Inc.
5201 N. O'Connor Blvd., Suite 440
Irving, Texas 75039

Dear Bill,

We have received midday your response to our November 28, 2001 letter.

It is our goal to provide the greatest benefit possible to our minority shareholders.  We would like to believe that your primary goal is to complete a transaction that would benefit the minority shareholders rather than to disrupt the existing agreement.  After careful review of your letter we continue to believe that you have not been responsive to our requests, including our request that you provide us with definitive documentation for execution.  In addition, we believe that you have inaccurately portrayed the actions of the Special Committee.  You should assume we disagree with the factual assertions in your letter.  Nevertheless, in the interest of maximizing value to our minority shareholders we are willing to try once again to clearly state what is required in order for us to effectively complete a transaction with you.

Our letter of November 28, 2001 clearly states that in order for us to pursue your proposal you needed to provide us with definitive, executable documentation.  To date you have failed to provide us with any documentation which if signed by Quizno's would be binding on FCI and provide value to the minority shareholders.  We do not wish to have any further miscommunication with you on this point.  IN order for you to demonstrate you are serious in your proposal, we require that you provide us with definitive documents executed by you no later than midnight (Mountain time) tonight.  Unless you comply with this request, which we made numerous times including in our
October 23, 2001 and November 28, 2001 letters, we cannot and will not deprive the minority shareholders of their right to receive $8.50 a share.

It is not the Special Committee's obligation to draft a definitive agreement for you and will not do so.  I am sure you have at your disposal competent attorneys who can advise you and guide you through this process.  We remind you once again that the agreement with Firenze, which the Special Committee has approved, is publicly available.

Given the last minute nature of your proposal (the timing of which is extraordinary), our letter of November 28, 2001 informed you of our requirement that you put sufficient funds into escrow in order to fund the transaction.  Your letter today indicates your unwillingness to do this.  We will not continue discussions with you at this late date unless this requirement is met.  In the alternative, we will accept a joint and several personal guaranty of the performance of FCI's obligations from you and your wife to secure the funding obligation.

If you have any questions, please feel free to contact our counsel, Richard
Plumridge at (303) 410-2014 or Lexi Methvin at (303) 881-6854.

Best Regards,

Mark Bromberg
Chairman

Cc:   Richard R. Plumridge
      Lexi Methvin
      Andre Weiss

                             FAGAN CAPITAL, INC.
                      5201 N. O'CONNOR BLVD., SUITE 440
                             IRVING, TEXAS 75039
                              PHONE 972-869-3430
                               FAX 972-869-4066

November 29, 2001

The Special Committee of Quizno's Corporation
c/o The Quizno's Corporation
1415 Larimer Street
Denver, Colorado 80202
Attn:  Mark Bromberg

Gentlemen:

            FCI appreciates your November 28, 2001 response to our proposal of November 27, 2001.  We trust that the Committee has properly reflected on our proposal and the alternatives presented.  Before addressing how to proceed with the Committee's apparent acceptance of our UNCONDITIONAL $9.50
OFFER, we would like to set the record straight in response to your inaccurate statement that we don't have a sincere interest in acquiring
Quizno's minority shares.  In fact, the record will show that we've bent over backwards to try to offer Quizno's minority shareholders a substantially better deal than the offer you are supporting, and we are still interested in doing so.

            FCI made a very clear, fully financed and binding commitment to offer $10.63 per share to the Quizno's minority shareholders over two months ago.  After several weeks, you reported to us that our $10.63 offer was blocked by your mezzanine lender despite the fact that all FCI asked for was a put on the same terms that such lender was granted last year.  FCI made it clear that we would defer exercise of such put until after the lender had been paid in full, effectively subordinating our put to both the lender's loan and its put.  Frankly since our put poses no risk to the lender, we can't understand its objections to our request.

            It is especially troubling that less than one year ago and in full anticipation of a subsequent going-private proposal by the Schadens, the
Directors (including the Special Committee members) sought a lender to provide financing for such going-private proposal and then gave such lender sweeping rights to block virtually any offer made by any other party who might wish to compete with the Schadens!  This lender can not only prevent any third party (such as FCI) from obtaining the same benefits which were afforded the lender (such as the put we requested), but you have informed us that the lender can block virtually any debt or equity transaction involving
Quizno's.  You have placed the Schadens in a position to take the Company private just as the cash flows really started exploding, and at a price that the overwhelming majority of non-Schaden shareholders find very objectionable.

            Further, as you know, FCI spent substantial time and money meeting your requests during the fall of 2001, trying to put together a transaction that would benefit the Quizno's minority shareholders prior to the mailing of the current proxy statement.  Those efforts to reach a mutually agree superior offer were halted on November 5th, after my in-person meeting with Rick Schaden.  As you know, after many requests since February
2001 by me to meet with him, in late October Rick Schaden finally called to invite me to meet with him in Denver, ostensibly to see if we could reach an agreement that would be beneficial to all parties.  You, in fact, advised me that Mr. Schaden would suggest constructive alternatives at such meeting.  At the November 5th meeting, and tat the request of Schaden and John Moye, I outlined in good faith some alternatives for resolving our differences and providing better alternatives to shareholders.  After my presentation of numerous approaches, I was then summarily informed by Schaden, without any negotiation or the proffer of any ideas on his part, that he would not propose or even consider any alternatives, since the Schaden offer was "to far along" and he didn't want to disrupt the transaction that he currently had on the table.  Later that day, I learned that Quizno's had actually been filing their final proxy with the SEC while our meeting was taking place.
Quizno's participation in the meeting was disingenuous.

            Notwithstanding these matters, we are delighted that you are willing to pursue immediately a definitive transaction at $9.50 per share with no put.  Given certain mischaracterizations of our offer, we wish to emphasize that OUR $9.50 OFFER IS NOT A CONDITIONAL OFFER, and it appears that you agree that neither the special committee nor the mezzanine lender has any basis to reject such offer and must accept it as superior to the similarly unconditional but inferior Schaden $8.50 offer.

            In light of the events to date, it is understandable that we are leery of wasting more time and money on wild goose chases.  Therefore, please advise us promptly as to which structure the Committee would like to pursue
(tender offer by FCI, or amended merger agreement by Quizno's along with a stock purchase agreement between FCI and Quizno's).  Please promptly furnish us with a draft agreement with standard provisions incorporating such structure.  To ensure that this effort is not merely another useless exercise, we also require written confirmation that the Board of Quizno's
(not just the Special Committee) supports the $9.50 offer.  As you have previously advised us, the Special Committee lacks the authority to bind
Quizno's to approve and FCI proposal without Schaden approval.  Therefore, it is critical to know where the Schadens stand now.

            Again, we wish to reiterate that in addition to our UNCONDITIONAL
$9.50 OFFER, we are still interested in offering much more that $9.50 per share if the Schadens and your mezzanine lender would consent to giving us standard minority shareholders protections including a put.  Further, we would be keenly interested in purchasing the entire Company for at least $15 per share, although since no one knows better than the Schadens that the
Company is probably worth at least twice that much, we would be shocked (and delighted!) if they would seriously enter into negotiations to sell us the
Company at such price.

            Finally, as you have already acknowledged in writing, FCI has proven its financial wherewithal to complete a purchase of minority shares.
To underscore that capability, I am willing to personally guarantee the availability of such financing.  It is disingenuous that your November 28 letter adds a brand new condition to any prospective negotiations - that you want an escrow account to be funded to ensure that FCI can complete the purchase of such shares.  An escrow was never raised by you in the past and it is neither necessary nor acceptable at this late date.

            We look forward to completing a transaction promptly with you, as we view Quizno's as an incredible cash-flow machine, and as we've said many times, we think Rick and Dick Schaden and their team are among the most brilliant business people in the United States and have executed superbly thus far.  We are honored to be their partners, and hope to continue to be their partners for a very long time.  We certainly understand why the
Schadens want to take the Company private at these prices; we share their views about the great future of the company and hope to move forward on friendly terms.  Thank you.

                                    Very truly yours,

                                    FAGAN CAPITAL, INC.

                                    By:__________________
                                    William S. Fagan, President

Cc:   Andre Weiss       (fax) 212-593-5955
      John Moye         (fax) 303-292-4510
      Richard Plumridge (fax) 303-410-2199
      Lexi Methvin            (fax) 303-410-2199

                              Special Committee
                                      Of
                           The Quizno's Corporation
                                 1415 Larimer
                            Denver, Colorado 80202

November 28, 2001

William S. Fagan
President
Fagan Capital, Inc.
5201 N. O'Connor Blvd., Suite 440
Irving, Texas 75039

Dear Mr. Fagan:

Thank you for your letter of November 27, 2001 which was received yesterday evening.  As you will recall, we have been engaged in a lengthy, detailed process attempting to determine whether FCI is finally prepared to make a bona fide binding offer in a form that could be accepted for the benefit of
Quizno's minority shareholders.  After many months and on the eve of our shareholder vote and closing of our existing binding agreement, you have still failed to do so.  We are concerned that the timing of your letter is designed more to disrupt the shareholder meeting and closing than it is a sincere expression of interest in acquiring Quizno's minority shares.  In this respect we note that your letter does not contain sufficient information to constitute a binding offer which the Special Committee could recommend on behalf of the minority shareholders.  We have been requesting that type of detailed information at least since my letter of September 7, 2001 to you.

Nonetheless, we are prepared to pursue immediately a transaction with FCI where each of the Quizno's minority shareholders will be certain to receive
$9.50 per share in cash, with no put option which would require third party consent.  As you know, time is of the essence, since we have a fully committed agreement guaranteeing the minority shareholders $8.50 per share in cash scheduled to close on Friday November 30.  As expressed in our letter of
October 22, 2001 and as we did with Firenze, we request that your proposal be made immediately in the form of a binding offer with definitive documentation.  We are prepared to negotiate a definitive document binding on
FCI by the close of business on Thursday, November 29, 2001.

In order to protect the minority shareholders, we ask you to confirm that the
$9.50 offer to the shareholders would be unconditional and that the funds necessary would be placed immediately in escrow.  We and our counsel are available immediately and continuously to complete negotiations if FCI is willing to make a binding commitment.

If you have any questions, please feel free to contact our counsel, Richard
Plumridge at (303) 410-2014 or Lexi Methvin at (303) 410-2022.

Best Regards,

Mark Bromberg
Chairman

Cc:   Richard R. Plumridge
      Lexi Methvin
      Andre Weiss

                             FAGAN CAPITAL, INC.
                      5201 N. O'CONNOR BLVD., SUITE 440
                             IRVING, TEXAS 75039
                              PHONE 972-869-3430
                               FAX 972-869-4066
                              wfagan@swbell.net

November 27, 2001

The Special Committee of Quizno's Corporation
c/o The Quizno's Corporation
1415 Larimer Street
Denver, Colorado 80202
Attn:  Mark Bromberg

Gentlemen:

            In light of Special Committee's responses to our earlier
proposal, dated September 21, 2001, Fagan Capital Inc. ("FCI") hereby renews its proposal on the following terms:

1.    The current merger would be amended to provide for a cash consideration to minority holders of $9.50 per share of Quizno's common stock.

2.    The merger would be non-coercive, allowing holders to continue to be shareholders of the surviving company following the merger.

3.    FCI would fund the purchase price for the minority shares and receive a number of newly-issued shares of the surviving company's common stock equal to the number of shares that the minority holders of Quizno's common stock elected to cash out in the merger.

4.    FCI's offer would not be contingent on any put option.

5.    FCI stands ready to pay at least $10.63 per share if Quizno's is willing to grant FCI a fair market value put option with appropriate protective provisions along the lines previously proposed.  In the alternative, FCI is also willing to pay $!5.00 per share for all of the outstanding equity of Quizno's, subject to obtaining satisfactory financing and necessary regulatory approvals and consents, as ell as other standard closing conditions.

            The foregoing proposal is subject to reaching a mutually
            satisfactory definitive agreement providing for standard terms.
            FCI is willing to move expeditiously to a definitive agreement and closing.

            As provided in FCI's October 2, 2001 letter, FCI has proven to the Special Committee its ability to finance its proposal through funds it manages.

            This proposal has been structured to minimize the delay in consummating the merger.  FCI would also be willing to proceed using another structure, such as a tender offer, approved and recommended by the Quizno's
Special Committee.

            The proposal set forth in this letter eliminates the Special
Committee's only stated bar to approving the FCI proposal.  This proposal is clearly superior to the Schadens' proposal and should be accepted by the
Committee promptly.

            This offer expires at 5:00 p.m. CST on Monday, December 10,
2001.  As always, we are happy to respond to any relevant questions or comments.  Again, we are willing to consider alternative structures and approaches, and we reiterate our request for negotiations.  Please contact me at the above number, or FCI's attorney Andre Weiss at 212-756-2431.

                                    Very truly yours,

                                    FAGAN CAPITAL, INC.

                                    By:__________________
                                    William S. Fagan, President

Cc:   Andre Weiss       (fax) 212-593-5955
      John Moye         (fax) 303-292-4510
      Richard Plumridge (fax) 303-410-2199
      Lexi Methvin            (fax) 303-410-2199
      Securities and Exchange Commission, Division of Corporation Finance

                             SCHULTE ROTH & ZABEL

                               919 Third Avenue
                              New York, NY 10022
                                (212) 756-2000
                              fax(212) 598-5955
Andre
Weiss
E-mail
(212)
756-2431
andre.weiss@srz.com

                               November 1, 2001

VIA FACSIMILE

Richard R. Plumridge, Esq.
Brobeck, Phleger & Harrison LLP
370 Interlocken Boulevard
Suite 500
Broomfield, CO 80021

      Re:   The Quizno's Corporation

Dear Richard:

      On behalf of FCI, I am responding to certain of the statements in your letter of October 29, 2001.

      1.    I never stated that I was told that the SEC filings would be put on hold indefinitely.  I was told by your associate, in response to my concern that FCI was being misled by the Committee, that I should not be concerned as the Schaden proposal was not proceeding through the SEC process.  I should have been advised that, rather than awaiting FCI's response to Mark Bromberg's letter, the Committee had determined to proceed with the process.

      2.    On the issue of my so-called unsolicited legal advise to the
Committee, our firm represents FCI, a substantial minority shareholder of the
Company.  That shareholder has made a proposal, not subject to any financing condition, at a price that is 25 percent higher than an offer the Committee had already accepted.  Rather than focus (and, by the way, disclose) the offer and its non-coercive features, the Committee elected to focus on (and disclose) only the FCI rejection by the Committee due to FCI's request for a
[illegible text] Levine Leichtman.  FCI is well within its rights to direct its counsel to comment on the manner in which the special committee
[illegible text].

      3.    Perhaps most troublesome is your statement that "the special committee has not refused to negotiate."  The statement is directly contradicted by Mr. Bromberg's October 22, 2001 letter, in which he states
"the Special Committee would be pleased to review and enter into negotiations under appropriate circumstances."  As I previously pointed out, those appropriate circumstance have never been specified.  Also, your associate advised me that the Committee would not negotiate unless third party consent was obtained in advance.  The Committee is clearly hiding behind the Levine
Leichtman refusal as a basis for not negotiating.  A minority shareholder of
Quizno's would want the Committee, faced with a non-coercive offer that is substantially higher than the proposal it has already deemed to be "fair", to be pleading with FCI to negotiate a proposal rather than, by a letter, rejecting negotiations.

      4.    Whether it was the Committee that approved the Levine Leichtman facility or the members of the Committee in their capacity as Directors is irrelevant.  What is [illegible text] compete with the Schaden's offer from obtaining a necessary liquidity provision, without which no prudent businessman would make the minority investment.  (The proof the necessity is that it was a condition to the Levine Leichtman financing.)

      I now understand that Bill Fagan has scheduled a meeting with Rick
Schaden during which we hope progress can be made.  Nevertheless, FCI's view stands that the Committee has failed to discharge its responsibilities to the minority shareholders of Quizno's.  The mere expenditure of "time and effort"
in focusing on the consent issue cannot be considered sufficient in light of
FCI's superior offer.  The failure by the Committee and the Company to disclose the [illegible text] minority shareholders reaction when they comprehend the extent to which the Schaden offer is below the FCI offer.  We trust that such omission will not pass SEC scrutiny once the SEC becomes aware of the underlying facts.

                                    Very truly yours,

                                    Andre Weiss

/cmd

cc:   William Fagan

                                                                       Brobeck
                                                              Attorneys at Law

October 29, 2001                                    Brobeck, Phleger & Harrison LLP
                                                          370 Interlocken Boulevard
VIA FACSIMILE AND MAIL                                                    Suite 500
                                                         Broomfield, Colorado 80021
                                                                DIRECT 303.410.2014
                                                                   FAX 303.410.2199
                                                             rplumridge@brobeck.com
                                                                    www.brobeck.com

Andre Weiss, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022

Re:   The Quizno's Corporation

Dear Andre,

On behalf of the Special Committee, I am responding to your October 26, 2001 letter to Mark Bromberg.  First, as a point of order, future communications to the special committee from you should be addressed to Lexi Methvin or myself as counsel to the Special Committee.  As in the past, Mr. Fagan should continue to feel free to contact Mr. Bromberg directly.

Your letter makes certain statements of fact, as well as telling the committee what you believe is the proper standard for the committee to use in evaluating Mr. Fagan's proposal.  This letter is intended only to respond to certain of your statements of fact which are inaccurate.  We will not deal with your unsolicited legal advice to the Special Committee, except to note that it is inappropriate and incorrect.

Your statement that we made a representation that all filings with the SEC would be indefinitely put on hold is not correct.  It was stated that while the Special Committee was continuing to evaluate Mr. Fagan's proposal, we understand that Quizno's would not make additional filings with the SEC.
Subsequently, the Special Committee informed Mr. Fagan of its inability to obtain necessary third party approvals of the condition to Mr. Fagan's proposal.

The Special Committee has been extremely diligent in performing its duties.
It actively pursued with Quizno's and Levine Leichtman whether the conditions to Mr. Fagan's proposal could be met to allow a feasible offer to be made by
Mr. Fagan to the minority stockholders.  The committee also offered to facilitate discussions between Mr. Fagan and Levine Leichtman to allow Mr.
Fagan to actually make a feasible proposal which the committee would be pleased to negotiate.  We are surprised that instead of pursuing a proposal which could actually be performed, you have chosen to write a letter casting legally and factually inaccurate aspersions on the Special Committee.

You state that the Special Committee has refused to negotiate with Mr.
Fagan.  The Special Committee has not refused to negotiate and your statement to the contrary is offensive to the committee members who have spent a great deal of time analyzing Mr. Fagan's proposal and speaking directly with him.
As the Special Committee has informed Mr. Fagan, it remains willing to negotiate an offer with Mr. Fagan when Mr. Fagan presents to the Special
Committee an offer which would be acceptable to the independent third parties whose consent will be required.  We note that the Special Committee cannot force Mr. Schaden to negotiate with Mr. Fagan and that point is very clearly stated in the proxy statement.  The Special Committee also remains willing to facilitate a meeting with Mr. Schaden if it would result in a higher price for the minority shareholders.

You state that the Special Committee approved the Levine Leichtman facility.
At the time that Quizno's entered into the facility, the Special Committee had not been established so this is clearly not correct.

The fact that Quizno's is subject to the terms and conditions of the Levine
Leichtman facility and the terms of Mr. Fagan's proposal would cause an event of default.  The Special Committee does not have the authority or power to alter this circumstance.

Your statement that "the committee is unwilling to and does not even have the authority to enter in negotiations except..." is completely without foundation.  In facet, the committee proactively agreed to facilitate discussions with Levine Leichtman in an attempt to remove the primary third party barrier to an actual offer to minority shareholders.  The Special
Committee remains willing to consider any definitive proposals Mr. Fagan makes.  H cannot expect the committee to work miracles for him to meet conditions he has imposed on third parties over which the committee has no control.

If you have any questions, please fee free to contact either Lexi Methvin or myself.

Best regards,

Richard R. Plumridge

Cc:   Mr. Mark Bromberg
      Lexi Methvin, Esq.

                           SCHULTE ROTH & ZABEL LLP

                               919 Third Avenue
                              New York, NY 10022
                                (212) 756-2000
                              fax (212) 593-5955

                                 www.srz.com

Andre Weiss                                                 E-mail
(212) 756-2431
andre.weiss@srz.com

                               October 26, 2001

VIA FACSIMILE

The Quizno's Corporation
1415 Larimer Street
Denver Colorado 80202
Attention:  Mr. Mark Bromberg, Chairman of the Special Committee

            Re:  The Quizno's Corporation

Dear Mr. Bromberg:

            Bill Fagan has asked me to respond to your letter of October 22,
2001 for our client FCI.  First, however, Bill has also asked be to convey his appreciation for your statements to him of your personal efforts and desire to discharge your obligations fully to the minority shareholders and for arranging for Rick Schaden to contact Bill to set up a meeting.  As you know, Bill has been asking for such a meeting for months.  Bill expects to arrange for that meeting based on an understanding that the Company will suspend processing the Schaden proposal pending the outcome of those discussions, and FCI will likewise continue to hold in abeyance its various legal and other actions.  As you know, the Committee's counsel advised me last week that Quizno's had suspended those efforts.  We are now faced with yet another SEC filing contrary to that representation.

            I now turn to addressing your letter.  Rather than unduly
elevating the issue of the feasibility of the FCI proposal, the Committee should focus intently on the essence of the matter, namely that the FCI proposal is a fully financed proposal at a price that is 25% higher than the one that the Committee accepted from the Schadens.  It is, to say the least, bizarre that the Company and the Committee chose to delete this information from its most recent SEC filing.  How can the Committee imagine that disclosure of an offer of this magnitude would not be material to the minority shareholders of the Company?  In addition, the filing failed to point out that the FCI proposal is non-coercive, in contrast to the Schaden proposal, and that the Committee had refused to enter into negotiations or even specify what are the appropriate circumstances for those negotiations.

            Instead, the Committee dwells on the only condition to the FCI proposal, namely the requirements of a put virtually identical to the put that Quizno's granted to Levine Lichtman to support the Schaden proposal.  It is unconscionable for the Committee to reject the FCI proposal merely because of a bar that the Committee allowed to be created in furtherance of the
Schaden proposal  Effectively, the Committee has created a wildly uneven playing field favoring the Schadens to the disadvantage of the minority shareholders.  In any event, irrespective of the perceived feasibility of the
FCI proposal, FCI believes that the Committee, in serving the interest of the minority shareholders of the Company, should announce that the Committee is withdrawing its support for the Schaden proposal and has commenced negotiations with FCI.

            Furthermore, FCI doesn't believe it makes any sense to initiate negotiations with Levine Lichtman at this time.  There is not transaction for which Levine Lichtman approval can even be sought.  In fact, your letter states that the Committee is unwilling to and does not even have the authority to enter into negotiations excepted "under appropriate circumstances," which circumstances the Committee has not identified.

            If by your letter you were suggesting that FCI remunerate Levine
Lichtman for any waiver, the amount of the remuneration would be deducted from the amount that FCI is willing to pay the minority shareholders to obtain Levine Lichtman's consent.  In that event, FCI, of course, has to know at what price and on what terms would the FCI proposal be acceptable.
Conversely, if Levine Lichtman's concerns are not at odds with those of the minority shareholders, then FCI is very confident that an accommodation can be reached with Levine Lichtman once an agreement is reached with the Company and the Schadens.

            FCI looks forward to resolving this matter and giving the
minority shareholders the opportunity to participate in a superior transaction.

                                    Very truly yours,

                                    Andre Weiss

/cmd

cc:   Mr. William S. Fagan (via facsimile)
      Lexi Methvin, Esq. (via facsimile)

                              Special Committee
                                      Of
                           The Quizno's Corporation

October 22, 2001

William S. Fagan
President
Fagan Capital, Inc.
5201 N. O'Connor Blvd., Suite 440
Irving, Texas 75039

Dear Bill,

Thank you for your proposal to acquire the outstanding minority shares of common stock of the Quizno's Corporation ("Quizno's").  As the Special
Committee (the "Special Committee") to the board of directors of Quizno's, we have carefully reviewed and analyzed your letter dated October 2, 2001, including the condition to your proposal that Quizno's grant you a put option.

The Special Committee has carefully reviewed all aspects of your proposal, including the proposed condition.  As part of our review, with the assistance of our independent financial advisors, we have carefully analyzed the financial implications of the proposed put option on the company and we have conducted substantive discussions with Quizno's lenders, as well as with company management.  As a result of our analysis and of our discussions, the
Special Committee was informed by Levine Lichtman that the proposed put option is a violation of several of the covenants in their agreements with
Quizno's and that they are unwilling, at this time, to consent to such a condition.  As I am sure you can appreciate, the negative impact of a default under the Levine Lichtman facility makes your proposal as structured unfeasible for further consideration.

While at this time we are unable to agree to the condition you outlined in your October 2, 2001 letter, we would be pleased to facilitate a discussion between you and Levine Lichtman in the hope that a mutually satisfactory agreement can be achieved.  We encourage you to contact Levine Lichtman directly to discuss their specific concerns.

Once you have reached a mutually satisfactory agreement with Levine Lichtman, the Special Committee would be please to review it and enter into negotiations under appropriate circumstances.  As we did with Firenze, we request that any offer you make be in the form of a binding offer with definitive documentation.

If you have any questions, please feel free to contact our counsel, Richard
Plumridge at (303) 410-2014 or Lexi Methvin at (303) 410-2022.

Best Regards,

Mark Bromberg
Chairman

Cc:   Richard R. Plumridge
      Lexi Methvin
      Holly Stein Sollod
      Andre Weiss

                             FAGAN CAPITAL, INC.
                      5201 N. O'CONNOR BLVD., SUITE 440
                             IRVING, TEXAS 75039
                              PHONE 972-869-3430
                               FAX 972-869-4066

October 2, 2001

The Special Committee of Quizno's Corporation
c/o The Quizno's Corporation
1415 Larimer Street
Denver, Colorado 80202
Attn:  Mark Bromberg

Dear Mark:

Pursuant to your request, this letter addresses two issues:

1)    Further information regarding Fagan Capital Inc.'s (FCI) capability of financing of the transaction.
2)    Details of the "put" provision requested in FCI's proposal.

Financing:
The total maximum purchase price is estimated as follows:  The Schadens'
proxy states that 790,065 shares and 155,378 options are expected to be purchased.  However FCI, its employees and the Fagans (as defined below)
already own 116,100 shares, none of which are the subject of FCI's offer (but all of which would be subject to the Put Option and any other agreements entered into between FCI and Quizno's), which reduces the maximum number of shares to be purchased to 673,965, plus the 155,378 options.  The FCI proposal therefore involves a maximum potential purchase of 673,965 shares at
$10.63 per share (total cost $7,164,248), plus 155,378 options at $10.63 per option net of an aggregate $654,748 option strike price (total cost
$996,920); therefore the maximum grand total purchase price is $8,161,162.

Although subject to change, FCI presently contemplates that the acquisition will be made via a newly formed limited partnership ("LP"), with FCI acting as the general partner.  FCI anticipates that a portion of the capital to be contributed will come from related parties, specifically William S. Fagan and his wife Laura A. Fagan (collectively "Fagans"), in their individual capacities.  FCI also reserves the right to invite a small number of accredited investors to contribute to LP, although FCI would not approach any such investors until it is clear that an agreement with Quizno's is going to be reached.

The Fagans have selected accounts held at one of their brokerage firms, Bear
Steams Securities Corp., to demonstrate that they have the financial capacity to support the FCI proposal.  Attached herewith is a letter from Bear Steams stating that the Fagans collectively have cash and marketable securities, net of associated debt (a term Bear refers to as "liquidating equity"), in an amount sufficient to fund the FIC offer in full if necessary.  The vast majority of this "liquidating equity" is in cash equivalents.

Put Provision:
FCI contemplates requiring a put option virtually identical to the one that
Quizno's gave to Levine Leichtman in connection with its mezzanine financing.  We note that the Levine Leichtman put option was a mandatory aspect of their agreement to provide financing, and it was that financing that has facilitated the Schadens' attempt to take the company private.

Specifically, FCI suggests the following language, which is identical to the language in the Levine Common Warrant Agreement, adjusted only to substitute
FCI for Levine, to adjust dates as appropriate, to eliminate illiquidity as a factor in "Fair Market Value" and to substitute Shares for Warrants;
otherwise, there are no substantive differences between the following language and the Levine language.

PUT OPTION.  At any time after 10-1-2006, FCI shall have the right (the "PUT
OPTION"), exercisable at its sole option, to require the Company to purchase all Quizno's common Shares held by FCI, at the Fair Market Value thereof (the
"PUT OPTION PRICE");, PROVIDED, HOWEVER, that any exercise of the Put Option must be for at lease twenty-five (25%) of the Shares held by FCI.  If FCI wishes to exercise the Put Option, it shall furnish to the Company a written notice notifying the Company of its election to exercise the Put Option and specifying a Business Day within thirty (30) days of the date of delivery of such notice as the date of purchase.  Upon the receipt by the Company of such written notice, the Company shall be obligated to purchase from the Holder, on such specified date of purchase, such Shares at the Put Option Price.  The
Company shall bear all costs and expenses incurred in connection with the determination of the Fair Market Value for purposes of the Put Option Price, including, without limitation, all fees and expenses of any investment banking firm, valuation or accounting firm(s) engaged in connection with such determination and any legal fees and expenses incurred by FCI in connection with such determination.  In connection with the exercise of the Put Option, the Per Share Schaden Purchase Amount (as defined in the Levine Common
Warrant Agreement) will be paid in connection with the determination of Fair
Market Value.

"FAIR MARKET VALUE" per share of Common Stock means, as of any specified date; (i) if the Common Stock is publicly traded on such date, the Current
Market Price (as defined in the Levine Common Warrant Agreement) per share;
or (ii) if the Common Stock is not publicly traded (or deemed not to be publicly traded) on such date, the fair market value per share of Common
Stock as determined by an independent valuation of the Company, its
Subsidiaries and their respective businesses conducted by an investment banking firm of recognized national standing selected by the mutual written agreement of the Company and FCI; PROVIDED, HOWEVER, that if the Company and
FCI are unable to mutually agree on any such investment banking firm within ten (10) days after the date upon which the right or obligation to select an investment banking firm arises, each of FCI and the Company shall, within three (3) Business Days thereafter, select one investment banking firm, and the two (2) selected firms shall, within three (3) Business Days of their selection, select a third investment banking firm which shall make the relevant determination (which determination shall be final and binding)
within ten (10) Business Days of the submission of this matter to such third firm; and PROVIDED FURTHER, HOWEVER, that, in determining the fair market value per share of Common Stock, such investment banking firm shall not give effect or take into account any "minority discount" or illiquidity factors but shall value the Company in its entirety on an enterprise basis using any variety of industry recognized valuation techniques commonly used to value businesses.  Notwithstanding the foregoing, the Fair Market Value per share of Common Stock shall be increased by the Per Share Schaden Purchase Amount.

In addition, you have specifically asked FCI to address how it would propose to structure this put to avoid problems with Amresco.  Without communicating with Amresco, it is difficult to predict its concerns.  As a consequence, we would request a meeting with Amresco, as part of the finalization of a
Quizno's FCI Agreement.  We would attempt to satisfy any legitimate concerns that Amresco puts forward.

If Amresco's principal concern is that the put would require Quizno's to make a substantial payment to FCI while amounts are still owing to Amresco, thus reducing Amresco's cushion for repayment, we believe that the cost to prepay
Amresco upon exercise of the put is minor, eliminating any objections they should have.

We have reviewed the Amresco loan documents, and we understand that there are multiple loans, all originated around 10-1-99 for a total of $14mm, all to be amortized over 9 years and 5 months.  The majority, but not all, of the loans have a large prepayment penalty if prepaid prior to 10-1-06, the loans will have a total unpaid balance of roughly $4.5mm, and thus if prepaid at such time the prepayment penalty would be $45,000.  In exchange for the tremendous benefits that FCI is offering Quizno's minority shareholders, we believe that the Directors of Quizno's should authorize repayment of the loan on 10-01-06.

If Amresco takes the position that the put constitutes debt, and that there is currently a prohibition against further debt in Amresco's loan covenants, we are confident that Quizno's should have no problem negotiating a covenant waiver given FCI's willingness to agree that no payments whatsoever may be made pursuant to the put unless Amresco is either repaid in full or Amresco waives (at the time) such right.

Please contact us if you have further questions.

Sincerely,

Fagan Capital Inc.

By:____________________
William S. Fagan, President

Cc:   Lexi Methvin
      Andre Weiss

                             FAGAN CAPITAL, INC.
                      5201 N. O'CONNOR BLVD., SUITE 440
                             IRVING, TEXAS 75039
                              PHONE 972-869-3430
                               FAX 972-869-4066
                              wfagan@swbell.net

September 21, 2001

The Special Committee of Quizno's Corporation
c/o The Quizno's Corporation
1415 Larimer Street
Denver, Colorado 80202

Gentlemen:

            This responds to your letter to Fagan Capital Inc. (FCI) of
September 7, 2001 and several subsequent phone conversations between the
Special Committee and FCI, in which representatives of the Committee have discussed FCI's interest in acquiring the shares held by minority holders of
Q.

            In order to avoid any question that FCI's proposal is
incontrovertibly superior to that of the Schaden family, and that the Special
Committee can no longer consider the Schadens' offer to be fair and in the best interest of the shareholders, FCI is simplifying its proposal as follows:

            1.  FCI would offer to purchase any and all shares of Quizno's stock, other than those held by insiders, for a cash price of $10.63 per share of Common Stock.  Such offer would not be contingent on any minimum number of shares electing to sell to FCI.  Such offer represents a 25%
premium to the Schaden offer.

            2.  FCI's acquisition would be conducted pursuant to an agreement with Quizno's incorporating standard representations and warranties and conditions to closing, plus appropriate safeguards that would preclude affiliate arrangements going forward unless their terms are independently determined to be arm's length.

            3.  As FCI has advised you, FCI is capable of funding its
proposal through funds it manages.  FCI will provide independent verification, on a confidential basis, of its ability to fund this proposal, in conjunction with the execution and delivery of the letter of intent described below.  Inasmuch as that verification entails confidential financial information, FCI is reluctant to reveal that information until
Quizno's exhibits a concrete commitment to abandoning the Schaden proposal in favor of our superior proposal.

            4.  As to corporate governance following the offer, FCI would expect to receive ongoing access to the same type of information as would be provided to directors and insiders and is willing to discuss the appropriateness of either Director or nonvoting observer status on the Board of Directors and Committees of the Board of Directors of Q.  FCI wishes to be helpful to the company going forward to help maximize value for all shareholders.

            5.  As a minority investor in an essentially private company following the Closing, FCI would require liquidity protection very similar to that afforded Levine Leichtman, including tag-along rights and a fair market value put option.  We firmly believe that Quizno's is obliged to offer FCI the same type of protections that it offered to Levine Leichtman to further the Schaden's efforts to finance last December's tender offer and the currently proposed squeeze-out merger.  However, importantly, FCI is so confident of Quizno's long-term future, that FCI is willing to defer exercise of such put for a minimum of five years.  We are confident that, with
Quizno's support and given the remoteness of the date of this protection, any
Change of Control or restrictive covenants found in the AMRESCO and Levine
Leichtman agreements alluded to in your letter could be addressed.

            The foregoing proposal is subject to reaching a mutually
satisfactory definitive agreement.  We would envision first entering into a letter of intent in which representations, warranties, and closing conditions would be more detailed out, and which would provide that FCI be reimbursed for its costs and expenses on the same basis as the Schadens' expenses are being borne by Quizno's.  FCI is willing to move expeditiously to a definitive agreement and closing.

            We are quite frustrated in that we have made numerous
unsuccessful attempts to engage the Schadens in direct discussions since the fall of 2000, including failed attempts in the last two weeks as well.  I trust they understand that as controlling shareholders they too have fiduciary duties to the minority shareholders and will meet with us in order to fulfill their obligations.  We wish to make it very clear that FCI will not abandon its efforts.  We continue to believe that a privately negotiated solution constitutes the most efficient way to meet everyone's goals.

            Please note, however, that FCI is willing to work with the
Committee and the Schadens on modifying this proposal or developing an alternative which simultaneously allows the Schadens to meet their objectives, allows FCI to own a substantial interest in Quizno's for the long term, and offers minority shareholders an alternative to being squeezed out unfairly.

            This offer expires at 5PM CST on Wednesday September 26, 2001.
If concrete progress has not been made toward an agreement with the company by such time, we will take our case directly to the public.  As always, we are happy to answer appropriate questions if this proposal needs clarification.  Please contact me at the above number, or my attorney Andre
Weiss at 212-756-2431.

                                    Very truly yours,
                                    FAGAN CAPITAL INC.

                                    By:_____________________

Cc:   Andre Weiss 212-593-5955
      Lexi Methvin 303-410-2199
      John Moye 303-292-4510

                              Special Committee
                                      Of
                           The Quizno's Corporation

September 7, 2001

William S. Fagan
President
Fagan Capital, Inc.
5201 N. O'Connor Blvd., Suite 440
Irving, Texas 75039

Dear Bill,

Thank you for taking the time to speak with us yesterday.  As the Special
Committee (the "Special Committee") to the board of directors of The Quizno's
Corporation ("Quizno's"), we have carefully reviewed your letter dated
September 3, 2001.  It is our understanding, based on your letter and our conversation, that your willingness to offer in excess of $8.50 per share for all outstanding minority shares of Quizno's common stock is conditioned on, among other things, your obtaining liquidity provisions.

At this time, the Special Committee is unable to fully evaluate the proposal briefly outlined in your letter.  The liquidity provisions you have made reference to would likely cause Quizno's to breach its existing credit facilities with AMRESCO and Levine Leichtman (which agreements are publicly filed).  In order to evaluate the feasibility of your proposal in light of these credit facilities we would need to receive a detailed and specific offer from you in the form of a term sheet which embodies all material aspect of the offer, including but not limited to liquidity rights, board representation, financing surety, conditions to closing and representations and warranties.  We will also need sufficient evidence of your ability to finance any offer you make.  Please note that the Special Committee has focused on the main proposal set forth in your September 3, 2001 letter as that is the proposal which is within the powers of the Special Committee to negotiate.  Any of the other options relate to the Schadens as the majority shareholders.

In addition, the Special Committee would be happy to continue discussions with respect to any transaction that is likely to deliver additional value to the Quizno's shareholders.

If you have any questions, please feel free to contact our counsel, Richard
Plumridge at (303) 410-2014 or Lexi Methvin at (303) 410-2022.

Best Regards,

Mark Bromberg
Chairman

Cc:   Richard R. Plumridge
      Lexi Methvin
      Holly Stein Sollod
      Andre Weiss

FAGAN CAPITAL, INC.
                      5201 N. O'CONNOR BLVD., SUITE 440
                             IRVING, TEXAS 75039
                              PHONE 972-869-3430
                               FAX 972-869-4066

September 3, 2001

Board of Directors
The Quizno's Corporation
Denver, CO

VIA FAX

Gentlemen:

Fagan Capital, Inc. (FCI) is pleased to present the board of Quizno's with a superior offer to acquire all the shares held by minority shareholders, which offer will help the board further its dual goals of maximizing value for both
Quizno's and all of its minority shareholders.

The preliminary proxy materials describing the Schaden's offer to take the company private at $8.50 per share, states that the Special Committee approved the Schaden's offer and felt that such offer was "in the best interests of shareholders" because among other things (1) the offer was at a significant premium to recent trading prices and presented a good option for shareholders to cash out of a very illiquid stock, (2) shareholders would not likely be offered any other source of liquidity due to the Schaden's expressed desire to not sell their shares, (3) the Committee had negotiated the Schaden's offer up from $8.00 to $8.50 and such $8.50 offer was believed to be the highest price that the Schadens would offer and that further negotiation with the Schadens would not result in an increase to the proposed purchase price per share, and (4) no competing offers or proposals to all shareholders by third parties had been received.

FCI is pleased to provide a solution to these obstacles to shareholder value.

FCI's OFFER.
FCI is willing to pay minority holders $10.00 per share in cash at the closing of a tender offer, plus a deferred payment equal to 10% of FCI's future realized profits on any such shares purchased.  The cash portion of this offer alone, represents a very substantial premium to the Schaden's
$8.50 offer.  Plus, this offer gives the minority holders the opportunity to both pocket a substantial amount of cash and still potentially profit from future appreciation in QUIZ stock without assuming any risk of loss.  It's a win-win for the minority shareholders and that's why we believe the Board should and will endorse our offer as unequivocally superior to the Schaden's offer.

FCI is prepared to commence such offer immediately following the execution of definitive documentation; FCI is prepared to demonstrate that its clients are presently holding far more than enough cash (none of which is from borrowings) to purchase all shares tendered; as such there will be no financing contingencies in such documentation.  Nor will there be a due diligence contingency in such documentation.

Recently FCI discussed various alternative proposals with MR. Michael
Roberts, your largest minority shareholder who has filed a 13D expressing his grievance over the Schaden's $8.50 offer.  We believe that Mr. Roberts would be quite pleased to have FCI's superior alternative available to him, although FCI does not know whether Mr. Roberts would tender into this proposed offer.  You'll have to talk to him yourselves.

FCI has performed very extensive analyses and projections regarding
Quizno's.  The Schadens should be commended for truly creating a money-machine.  We believe that QUIZ stock is well on its way to being worth
$100 or more per share within 8 to 10 years, perhaps sooner.  Therefore,
FCI's offer to pay 10% of its future realized profits to tendering shareholders could be of great value to them - combined with the $10 upfront payment, FCI's offer could easily end up paying to shareholders 200% to 300%
of the consideration offered by the Schadens.

In order to provide tendering shareholders a measure of certainty regarding their ability to collect 10% of FCI's future realized profits, and in order to ensure fair dealings between majority and minority QUIZ shareholders, FCI will need to have an agreement with Quizno's whereby the shares it controls would have a liquidity provision similar to that possessed by Levine
Leichtman, in which the shares can be sold at some point in time back to QUIZ
(or to a third party pursuant to tag-along rights) at fair market value as determined by a nationally recognized investment bank.  Because we envision being long term holders of QUIZ, we are perfectly willing to wait at least five years before being able to sell any stock back to the company; therefore the company shouldn't have to be concerned that this provision might create liquidity problems for Q.

Naturally, we would also like to negotiate board representation for the minority shareholders, commensurate with their collective percentage ownership of the company.  That likely translates into two directors to be elected by the minority shareholders.  We are open to discussing the possibility of either a monitoring position or an independent committee, as discussed in more detail later in this letter, in lieu of actual voting board seats at this time.

While the Schadens prefer to operate Quizno's as a private company, we believe we should nonetheless be able to have a rewarding and productive relationship with the Schadens as co-investors, just as many private companies have with their capital partners.  We respect the Schadens tremendously for their operating skills and the value they have created in this company.  We also know that we bring valuable financing expertise to the table, which should help maximize long term value for all shareholders.  As
Eric Lawrence knows, we are quite good with creative and complex financing and legal strategies, and believe we could bring such expertise to bear for the benefit of Quizno's when it's time to seek new financing or the sale of the company.

The proxy materials state that the Schadens are unwilling to increase their offer beyond $8.50 per share.  However, should the Schadens choose to amend their merger proposal to one that the Special Committee feels is superior to
FCI's offers, be advised that at any time after public announcement of such improved offer, FCI may amend its offer as well.

ALTERNATIVES:
FCI does not wish to burden the board with too many options to consider, but
FCI can't "get inside your heads", so the following represents some other ideas you may wish to consider if you don't wish to proceed with the above offer.

Alternative #1:]
Subject to definitive documentation, FCI is willing to pay $1,000,000 cash to the Schadens in exchange for a one-year option to purchase all of their QUIZ stock at $15 per share.  This will give FCI time to arrange the financing for the purchase of the entire company at this price; or FCI may merely arrange to sell the stock to a strategic buyer at a hoped-for premium to the $15 exercise price.  The Schadens keep the $1,000,000 option payment even in FCI doesn't exercise the option.  Granted, the one-year nature of the option is a bit long; however the $15 price represents such a tremendous premium to the present board-sanctioned $8.50 valuation, that we believe the one year period is more than justified.

Alternative #2:
While we believe the board simply cannot approve the Schaden merger proposal if a clearly superior proposal, such as the one proposed in this letter, is available to the company, we recognize that the Schadens' personal preference may be to have the company repurchase as many minority-held shares as possible, as long as such offer is fair to shareholders.  Therefore, in the spirit of cooperation, FCI is open to negotiating an agreement whereby FCI agrees to not commence any sort of offer (including the offers discussed in this letter) and to not purchase any more shares of Quizno's (except as notes below), in a scenario along the following lines:  Quizno's would commence a voluntary tender or a merger, and in either event the company would immediately de-register with the SEC subsequent to the closing of the offer.
Minority shareholders would be offered t he following choices:  1) they can accept the offer proposed by the company (or exercise appraisal rights if available), or 2) they can remain as long term shareholders, subject to a
"voting" agreement whereby FCI (perhaps jointly with Mr. Roberts) as the lead minority shareholder(s) would exercise all such voting rights, represent all minority holders on the board or via a nonvoting "monitor" position
(including some sort of mechanism like the one proposed in Alternative #3 below to deal with proposed related party transactions), and whereby FCI would exercise on their behalf the Levin-like liquidity option on a one-time only basis covering all minority shareholders.  This should keep things smooth and manageable from the Schadens' perspective.

Also, given the substantial time and expense that FCI has already incurred since the fall of 2000 in attempting in vain to negotiate some sort of reasonable deal to avoid being squeezed out of its ownership in the company, and given the fact that FCI already has and will continue to put forth considerable effort to maximize the value of Quizno's for all shareholders,
FCI would like to be able to purchase some additional shares of Quizno's stock in this scenario in order to be more motivated and more aligned with the Schadens.  We can discuss this matter at more length if you like this alternative.

This scenario should be attractive to the Board because it is clearly more fair to shareholders than any type of unilateral squeeze out merger, regardless of price, and because it should still allow the company to retire a substantial number of shares at today's valuation (rather than leaving all minority shares outstanding to be retired at some future time and at probably a much higher valuation), and because it likely minimizes the risk of a very substantial award against the company in appraisal proceedings (which we believe could occur if FCI mounted a very aggressive stance in such proceedings, which it otherwise intends to do).

Alternative #3:
In light of FCI's offers above, we think the board simply cannot approve a unilateral squeeze out of minority shareholders at an inferior valuation.
However, while we don't think you should or will ignore FCI's superior proposals, we recognize that you might do so and, in lieu of the
Schaden-proposed merger, launch another voluntary stock buyback by the company, do a reverse split, and/or deregister with the SEC and stop making public filings - to put pressure on remaining shareholders and "wear them down" over time.  This strategy might allow the company to slowly buy out minority shareholders at unfair prices as they tire or wondering when they might receive any value for their shares and what unpleasant things might be happening to them behind their backs.  FCI believes such strategy leaves the board very vulnerable to shareholder lawsuits, especially in light of FCI's offers above.  Also the board should be aware that if the company pursues this or a similar plan, FCI reserves the right to commence an offer to minority holders at any time, with or without any agreement with the company regarding board seats of liquidity options.  Further FCI and its clients
(along with Mr. Roberts and other minority shareholders) will on an ongoing basis, vigorously monitor and enforce minority shareholders rights including but not limited to examination of any transactions (in the future and in the past) between Quizno's and the Schaden family.  Given the above issues, we believe that if the board chooses this strategy, it would be doing a service to itself, to the company, to the Schadens and to all minority shareholders, by appointing and maintaining an independent committee composed of 2 or 3 of the largest minority shareholders whose job it would be to investigate and negotiate any related party transaction involving the Schadens and Quizno's.
The existence of such Committee would provide a productive and low-cost forum to negotiate and resolve such proposed transactions - this should avert prolonged, distracting, and expensive lawsuits involving directors' breaches of fiduciary duty, minority shareholder oppression, etc.  Again, we think the appointment of such Committee would be a win-win, as it would save everyone time and money.

FCI'S OFFERS PURSUANT TO THIS LETTER OR ANY SUBSEQUENT NEGOTIATIONS, DO NOT
IN ANYWAY REPRESENT FCI'S OR ITS CLIENTS BELIEFS AS TO THE PRESENT FAIR VALUE
OF QQUIZNO'S STOCK FOR PURPOSES OF APPRAISAL RIGHTS OR ANY OTHER LEGAL
PROCEEDING, AND SUCH OFFERS CANNOT BE USED AGAINST FCI OR ITS CLIENTS IN SUCH
PROCEEDINGS.  FCI AND ITS CLIENTS INTEND TO ASSERT AND DEFEND A FAR HIGHER
VALUATION IN ANY SUCH PROCEEDINGS.

FCI reserves the right to forward a copy of this letter to Mr. Roberts or to any other shareholder, or to make it public by any means including a press release.

Please contact us at your earliest convenience.

Sincerely,

William S. Fagan, President

CC:   Holly Stein Sollod - Holland and Hart
      Jeffrey Sabin - Schulte Roth
                             FAGAN CAPITAL, INC.
                       5201 N. O'CONNOR BLVD. SUITE 440
                             IRVING, TEXAS 75039
                              PHONE 972-869-3430
                               FAX 972-869-4066
                              wfagan@swbell.net

06/04/2001

Mr. Rick Schaden
Quizno's

Dear Rick:

I have been unable to reach you by phone this week, and since this is a matter of some urgency, I am putting this in writing.  This letter is confidential.

Quizno's is a great company and we have no interest in selling our stock at
$8.00/share.  As you know, we have tried unsuccessfully several times in the past to engage you in discussions about our participating as a substantial shareholder in Quizno's for the long term.  At this point, we feel we have no other good choices and as such, we are working on an offer which we intend to submit to the full board including the members of the Special committee, to purchase any and all shares of Quizno's at a significant premium to your $8 price.  Importantly, this offer will not be contingent on the Schaden family selling any stock or otherwise on our obtaining control of the company.

We still remain open to discussing a joint bid with you for the non-Schaden shares.  If you have a sincere interest in discussing this matter, then we need to talk and reach an oral agreement no late than Friday June 8, to be followed promptly by a written agreement; otherwise we will proceed independently.

I'm not easy to reach, but voice mail me promptly if you'd like to discuss, and suggest a good time to call you back.  Thank you.

Sincerely,

/s/ William S. Fagan

Exhibit B

                         AGREEMENT AND PLAN OF MERGER

                                by and between

                             _____________, Inc.

                                     and

                           THE QUIZNO'S CORPORATION

                              TABLE OF CONTENTS

ARTICLE II Effect of the Merger on the Capital Stock of the Constituent

      Section 3.2 Representations and Warranties of Newco and the Fagan
      Parties     11

      Section 6.1 Conditions to Each Party's Obligation to Effect the
      Merger      18

      Section 8.10.............................................Attorneys'
      Fees23
      Section
      8.11................................................Severability23

                                      24
DENSERV1\RRP\41683.03

                                      1
DENSERV1\RRP\41683.03

                         AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER dated as of December ___, 2001 by and between  _____________, a [Colorado] corporation ("Newco"), and THE
QUIZNO'S CORPORATION, a Colorado corporation (the "Company").

            WHEREAS, Newco was formed on December ___, 2001, for the sole purpose of entering into the transactions contemplated by this Agreement and has been formed by William Fagan, Laura Fagan and Fagan Capital Inc., a
________________ corporation (the "Fagan Parties");

            WHEREAS, the respective Boards of Directors of Newco and the
Company have approved, and deem it fair to, advisable and in the best interests of their respective companies and shareholders to consummate the merger of Newco with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement and Plan of Merger (this
"Agreement"), whereby each issued and outstanding share of the Company's common stock, $0.001 par value (a "Company Share"), not owned by the Company,
Newco or the Surviving Owners as defined in Schedule 2.1, will be paid nine dollars fifty cents ($9.50) per share ("Merger Consideration");

            WHEREAS, the Board of Directors of the Company, based upon the recommendation of the Special Committee (as defined), has determined that the
Merger Consideration is fair to the holders of such Company Shares and has resolved to recommend that the holders of the Company Shares approve the
Merger and adopt this Agreement upon the terms and subject to the conditions set forth in this Agreement; and

            WHEREAS, Newco and the Company desire to make certain
representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

            NOW, THEREFORE, in consideration of the premises and the
representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I
                                  The Merger

Section 1.1 The Merger.  Upon the terms and subject to the conditions hereof and in accordance with the Colorado Business Corporation Act (the "CBCA"),
Newco will be merged with and into the Company at the Effective Time (as defined).  Following the Merger, the separate corporate existence of Newco will cease and the Company will continue as the surviving corporation (the
"Surviving Corporation") and will continue its corporate existence in accordance with the CBCA.

Section 1.2 Effective Time.  The closing of the Merger (the "Closing") will take place at the offices of the Company upon the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI, and on the date of the meeting of the Company's shareholders to approve the
Merger (the "Company Shareholders Meeting"), or, at such other time and place or such other date as agreed to by Newco and the Company (the "Closing
Date").  Newco and the Fagan Parties agree to take all corporate and shareholder action as may be necessary for Newco to approve the Merger.  The
Eagan Parties further agree to vote all Company Shares, as well as all shares of Newco capital stock, held by any of them or their Affiliates in favor of the Merger.  As soon as practicable following the Closing the Surviving
Corporation will file the Articles of Merger required by the CBCA with respect to the Merger and other appropriate documents (the "Articles of
Merger") executed in accordance with the relevant provisions of the CBCA.
The Merger will become effective at such time as the Articles of Merger is duly filed with the Colorado Secretary of State (the time the Merger becomes effective being the "Effective Time").

Section 1.3 Effects of the Merger.  The Merger will have the effects set forth in Section 7-111-106 of the CBCA.  If at any time after the Effective
Time, the Surviving Corporation considers or is advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving
Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Newco and the Company, the Surviving Corporation and its proper officers and directors, in the name and on behalf of Newco and the Company, will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this
Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company, Newco or otherwise to take any and all such action.

Section 1.4 Articles of Incorporation and By-laws.

(a)   The Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be, from and after the
Effective Time, the Articles of Incorporation of the Surviving Corporation,
until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

(b)   The by-laws of the Company, as in effect immediately prior to the
Effective Time, will become, from and after the Effective Time, the by-laws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

Section 1.5 Directors and Officers.  The directors and officers of the
Company immediately prior to the Effective Time will become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal, in accordance with the Surviving
Corporation's articles of incorporation or by-laws.

Section 1.6 Vacancies.  If at the Effective Time a vacancy exists in the
Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the CBCA and the Articles of Incorporation and By-laws of the Surviving Corporation.

Section 1.7 Company Stock Options and Warrants.

(a)   Stock Option Plans.  At the Effective Time, the Company's Employee
Stock Option Plan (the "Employee Plan"), the Company's Amended and Restated
Stock Option Plan for Directors and Advisers (the "Directors Plan"), and each outstanding option to purchase Shares under such plans owned by the Surviving
Owners whether vested or unvested, will be assumed by the Surviving
Corporation.  Each such option so assumed by the Surviving Corporation under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Employee Plan or the Directors Plan, as the case may be, and the applicable stock option agreement immediately prior to the
Effective Time.  At the Effective Time, each outstanding option to purchase
Shares under the Employee Plan or the Directors Plan which is not owned by the Surviving Owners will automatically be converted into the right to receive an amount in cash equal to nine dollars and fifty cents per share
($9.50), less the applicable exercise price of such option, without interest thereon, upon surrender of the certificate formerly representing such option to the Company.

(b)   Assumption of Warrants.  At the Effective Time, each outstanding
Warrant of the Company will be assumed by the Surviving Corporation.  Each such Warrant so assumed by the Surviving Corporation under this Agreement shall continue to have the rights and privileges set forth in the Warrant immediately prior to the Effective Time.

Section 1.8 Preferred Stock.  The Company's shares of Class C, Class D and
Class E Preferred Stock issued and outstanding as of the date of this
Agreement which are not owned by the Surviving Owners may be redeemed by the
Company prior to the Effective Time.  The redemption price with respect to the Class C Preferred Stock and the Class E Preferred Stock is not expected to exceed the greater of (i) the Merger Consideration (paid assuming the shares of Class C and Class E Preferred Stock are converted into Company
Shares in accordance with their respective terms) or (ii) the liquidation value of the respective class of Preferred Stock, plus accumulated but unpaid dividends, and, in the case of the Class E Preferred Stock, a negotiated fee to terminate certain rights held by the Class E shareholders, which termination fee will be subject to approval by the Company's Board of
Directors.  The redemption price with respect to the Class D Preferred Stock is not expected to exceed the liquidation value of such Preferred Stock.  All shares of the Company's Class A, Class C, Class D and Class E Preferred Stock
that have not been redeemed prior to the Effective Time will be assumed by the Surviving Corporation and shall continue to have, and be subject to, the rights and preferences applicable to the Class A, Class C, Class D and Class
E shares, respectively, immediately prior to the Effective Time.

Section 1.9 Deposit of Funds by Newco.  Prior to the execution of this
Agreement, Newco deposited funds in the amount of $[6,300,000] (representing the estimated total Merger Consideration payable upon the surrender of and payment for Company Shares in accordance with Section 2.1(a) and the conversion and cancellation of certain stock options pursuant to
Section 1.7(a) above) into the following escrow account established by the
Company with [Wells Fargo] in connection with the Merger (the "Company Escrow
Account"):

      [Identify account]

Such funds shall be held in the Company Escrow Account until the Effective
Time, at which time funds, except for the funds for the option shares and the
Dissenting Shares (as defined below), will be transferred out of the Company
Escrow Account to an account established by the Transfer Agent (as defined below) and thereafter used to pay the Merger Consideration with respect to the Company Shares that are surrendered pursuant to Section 2.1(a) and the funds for the option shares and the Dissenting Shares will be transferred out of the Company Escrow Account to a separate account established by the
Company for the amounts due to the dissenting shareholders and the amounts due to the holders of certain stock options which are to be converted and canceled pursuant to Section 1.7(a).  If the funds and any interest thereon held in the Company Escrow Account are inadequate to make the payments described above, then Newco (or after the Effective Time, Fagan (as defined below)) shall deposit with the Transfer Agent such additional funds as may be necessary to make such payments.  In the event the Agreement is terminated, all funds held in the Company Escrow Account (or such other accounts as such
Newco deposited funds may be located as contemplated by this Section 1.9, including any interest thereon) will be promptly returned to Newco.

ARTICLE II
               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

Section 2.1 Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company
Shares:

(a)   Conversion of Company Shares.  At the Effective Time, each Company
Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and other than Company Shares owned by the Company, any of the Company's subsidiaries or the Surviving Owners, will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to nine dollars and fifty cents ($9.50) per share payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Company Shares in accordance with Section 2.2.  All such Company Shares, when so converted, will no longer be outstanding and will automatically, by virtue of the Merger, be canceled and retired, and each holder of a certificate formerly representing such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
The Surviving Corporation will issue to William Fagan ("Fagan") so many of the Surviving Corporation's Shares as are equal to the Company Shares cancelled as a result of the Merger pursuant to this Section 2.1(a).

(b)   Company Shares Owned by Surviving Owners.  At the Effective Time, the
Company Shares owned by the Surviving Owners will become fully paid and nonassessable shares of the Surviving Corporation.

(c)   Newco Capital Stock.  Each share of Newco capital stock issued and outstanding immediately prior to the Effective Time will, by virtue of the
Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)   Cancellation of Subsidiary-Owned Stock.  Each Company Share owned by any of the Company's subsidiaries, shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e)   Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, each Company Share that is issued and outstanding immediately prior to the Effective Time and that is held by a shareholder who has properly exercised and perfected appraisal rights under Article 113 of the CBCA (the
"Dissenting Shares"), will not be converted into or exchangeable for the right to receive the Merger Consideration, but will be entitled to receive such consideration as shall be determined pursuant to Article 113 of the
CBCA, but the holder thereof will not be entitled to vote or to exercise any other rights of a shareholder of the Company; provided, however, that if such holder fails to perfect or has effectively withdrawn or lost its right to appraisal and payment under the CBCA, each Company Share owned by such holder will thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger
Consideration, without any interest thereon, in accordance with Section
2.1(a), and such shares will no longer be Dissenting Shares.  With respect to the payment which the Surviving Corporation is required to make to holders of
Dissenting Shares, as determined pursuant to Article 113 of the CBCA, the first $9.50 paid for each Dissenting Share shall be paid by Fagan (whether out of the Company Escrow Account or otherwise); any additional funds which are necessary to make such payments shall be provided by the Surviving
Corporation.  At such time as the required payment for Dissenting Shares has been made, the Surviving Corporation shall issue a like number of shares of its common stock to Fagan for each $9.50 paid by Fagan to a Dissenting
Shareholder pursuant to this Section 2.1(e).  At such time as payment has been made for all Dissenting Shares, all funds held in the Company Escrow
Account, if any, shall be returned to Fagan.

Section 2.2 Surrender of Certificates.

(a)   Transfer Agent.  Prior to the Effective Time, the Company will engage
Computershare Trust Co., Inc., or such other bank or trust company reasonably acceptable to the Company, to act as exchange agent (the "Transfer Agent")
for the payment of the Merger Consideration upon surrender of Certificates
(as defined).

(b)   Payment of Merger Consideration.  The Company Escrow Account will cause there to be deposited with the Transfer Agent (whether by transfer or otherwise) prior to or at the Effective Time cash in an amount equal to the aggregate consideration to be paid upon the surrender of the Company Shares pursuant to Section 2.1(a).  Such funds shall be invested as reasonably directed by the Surviving Corporation in reasonably prudent investments pending payment thereof by the Transfer Agent to holders of the surrendered
Company Shares.  Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation and no part of such earnings shall accrue to the benefit of holders of Company Shares and any Taxes payable on such earnings shall be the sole obligation of the Surviving
Corporation.

(c)   Exchange Procedure.  As soon as practicable after the Effective Time, the Transfer Agent will mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates"), other than the Company, any of Company's subsidiaries, Newco and any Surviving Owner, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the
Certificates to the Transfer Agent and will be in a form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger
Consideration to be paid to the holders of the Certificates.  Upon surrender of a Certificate for cancellation to the Transfer Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with the letter of transmittal, duly executed, and such other documents as may reasonably be required by the Transfer Agent, the holder of such
Certificate will be entitled to receive in exchange therefor the Merger
Consideration, and the surrendered Certificate will forthwith be canceled.
If the any part of the Merger Consideration is to be paid to a Person (as defined below) other than the Person in whose name the Certificate is registered, it will be a condition of exchange that the Certificate will be properly endorsed or otherwise in proper form for transfer and that the
Person requesting the exchange will pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving
Corporation that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive, upon surrender of such Certificate, the cash to be paid for such
Company Shares.

(d)   No Further Ownership Rights in Company's Shares.  The Merger
Consideration to be paid upon the surrender of Certificates in accordance with the terms of this Article II will be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates and there will be no further registration of transfers on the stock transfer books of the Surviving
Corporation of the Company Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificate will be canceled and exchanged as provided in this Article II.

(e)   At any time following six (6) months after the Effective Time, the
Surviving Corporation shall be entitled to require the Transfer Agent to deliver to it any funds (including any earnings with respect thereto) which had been made available to the Transfer Agent and which had not been disbursed to holders of the Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.  Notwithstanding the foregoing, neither Newco, the Surviving Corporation nor the Exchange Agent
shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE III
                        Representations and Warranties

Section 3.1 Representations and Warranties of the Company.  The Company
represents and warrants to Newco as follows, except as expressly contemplated by this Agreement:

(a)   Organization; Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to carry on its business as now being conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a Material Adverse Effect (as defined below) on the Company.

(b)   Subsidiaries.  Except as set forth in the exhibits to the Company SEC
Documents (as defined in Section 3.1(f)), the Company does not own, directly or indirectly, any capital stock or other ownership interest in any subsidiary which would be required to be listed as a subsidiary of the
Company under the rules of the Securities and Exchange Commission (the "SEC")
with the filing by the Company of an Annual Report on Form 10-K.  The
Company's subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease, except where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect on the Company.  The
Company's subsidiaries that are limited liability companies are companies duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation and have the requisite company power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease, except where the failure to be so organized, existing or in
good standing would not have a Material Adverse Effect on the Company.   All
the outstanding shares of capital stock or membership interests of the
Company's subsidiaries that are owned by the Company or its subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied.  All such stock and ownership interests are owned of record and beneficially by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, pledges, security interests, charges, claims, rights of third parties and other encumbrances of any kind or nature ("Liens"), except as set forth on Schedule 3.1(b).

(c)   Capital Structure.  The authorized capital stock of the Company is as disclosed in the Company SEC Documents and as set forth on Schedule 3.1(c).
Except as disclosed in the Company SEC Documents or as set forth on Schedule
3.1(c), no shares of capital stock of the Company are authorized, reserved for issuance or issued and outstanding.  All issued and outstanding shares of
Company common stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights.  Except as disclosed in the Company SEC Documents or as set forth in Schedule 3.1(c), the Company does not have outstanding any subscription, option, put, call, warrant or other right or commitment to issue or any obligation or commitment to redeem or purchase, any of its authorized capital stock or any securities convertible into or exchangeable for any of its authorized capital stock.
Except as disclosed in the Company SEC Documents or as set forth on Schedule
3.1(c), there are no shareholder agreements, voting agreements, voting trusts or other similar arrangements to which the Company is a party which have the effect of restricting or limiting the transfer, voting or other rights associated with the capital stock of the Company.

(d)   Authority; Non-contravention.  The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and this Agreement by the holders of a majority of the outstanding
Company Shares as of the record date for the Company Shareholders Meeting
("Company Shareholder Approval"), to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.1(h).  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to
Company Shareholder Approval.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally,
(ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal or state securities laws.  The execution and delivery of this
Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this
Agreement will not, conflict with, or result in any violation of, or default
(with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien, upon any of the properties or assets of the
Company or any of its significant subsidiaries under, any provision of (i)
the Articles of Incorporation or By-laws of the Company or any provision of the comparable organizational documents of its significant subsidiaries, (ii)
any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable, to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company and would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated by this Agreement.

(e)   Government Approval.  No consent, approval, order or authorization of, or registration, declaration, or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (each a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the
Company of the transactions contemplated by this Agreement, except for (i)
the filing by the Company of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the
"HSR Act") (if required), (ii) the filing with the SEC of (A) a proxy statement relating to the Company Shareholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (B)
such reports under Section 13(a) of the Securities Exchange Act of 1934, as
amended (the "Exchange Act"), as may be required in connection with this
Agreement and the transactions contemplated hereby, and (iii) the filing of the Articles of Merger with the Colorado Secretary of State with respect to the Merger as provided in the CBCA and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on the Company.

(f)   SEC Documents.  The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1997
(such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Company SEC Documents").  As of their respective dates, the Company
SEC Documents complied in all material respects with the requirements of the
Securities Act of 1933 ("Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC
Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the
Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act)
applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Exchange Act Regulation S-X) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

(g)   Absence of Certain Changes or Events.  Except as disclosed in the
Company SEC Documents, since June 30, 2001, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer other than in the ordinary course of business, consistent with past practice.

(h)   State Takeover Statutes.  The Company has taken all action to assure that no takeover or similar provision of the CBCA, will apply to the Merger or any of the other transactions contemplated hereby.  Except for the Company
Shareholder Approval, no other shareholder action on the part of the Company is required for approval of the Merger, this Agreement and the transactions contemplated by this Agreement.  The Company has also taken such other action with respect to any anti-takeover provisions in its By-laws or Articles of
Incorporation to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

(i)   Brokers.  Except for Tucker Anthony Sutro Capital Markets, Inc.
("Tucker"), whose fees are to be paid by the Company,  no broker, any investment banker or other Person, is entitled to receive from the Company or any of its subsidiaries any investment banking, broker's, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement, including any fee for any opinion rendered by any investment banker.  The engagement letter dated May
1, 2001, between the Company and Tucker, which was  provided to Newco prior to the date of this Agreement, constitutes the entire understanding of the
Company and Tucker with respect to the matters referred to therein, and has not been amended or modified, nor will it be amended or modified prior to the
Effective Time.

(j)   Litigation.  Except as publicly disclosed, there is no claim, suit, action, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse
Effect on the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order by any
Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having any such effect.

(k)   Taxes.  Each of the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below)
purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed all Tax Returns (as defined below) required to be filed by it and has timely paid or deposited (or the Company has paid or deposited on its behalf) all Taxes which are required to be paid or deposited except where the failure to do so would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.  Each of the Tax Returns filed by the Company or any of its subsidiaries is accurate and complete in all material respects.  The most recent consolidated financial statements of the Company contained in the filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns.  No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries; no requests for waivers of the time to assess any such Taxes have been granted or are pending; and there are no tax liens upon any assets of the Company or any of its subsidiaries.  There are no current examinations of any Tax Return of the Company or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run.  As used herein, "Tax" or "Taxes" will mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any
Governmental Entity, domestic or foreign.  As used herein, "Tax Return" will mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

Section 3.2 Representations and Warranties of Newco and the Fagan Parties.
Newco and the Fagan Parties each represent and warrant to the Company as follows, except as expressly contemplated by this Agreement:

(a)   Organization; Standing and Power.  Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of [Colorado] and has the requisite corporate power and authority to carry on its business as now being conducted.  Newco is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have a Material Adverse Effect on Newco.

(b)   Subsidiaries.  Newco does not own, directly or indirectly, any capital stock or other ownership interest in any subsidiary.

(c)   Capital Structure.  The authorized capital stock of Newco consists of
________ (__________) shares of Newco Common Stock, _____ par value ("Newco
Common Stock").  As of the date of this Agreement, ____________ (_____)
shares of Newco Common Stock are issued and outstanding and the sole
shareholders of Newco are __________________ and __________________.   Except
as stated, no shares of capital stock or other equity or voting securities of
Newco are reserved for issuance or outstanding.  All outstanding shares of capital stock of Newco are validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as described above, as of the date of this Agreement there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which Newco is a party, or by which it is bound, obligating Newco to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, Newco or obligating
Newco to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(d)   Authority; Non-contravention.  Newco has the requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.2(g).  The execution and delivery of this Agreement by Newco and the consummation by
Newco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco.  This Agreement has been duly executed and delivered by Newco and each of the Fagan Parties and constitutes a valid and binding, obligation of Newco and the Fagan Parties, enforceable against Newco and the Fagan Parties in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal and state securities laws.  The execution and delivery of this Agreement by Newco and the Fagan Parties do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Newco or any
Fagan Party, under any provision of (i) the Articles of Incorporation or
By-laws of Newco or any Fagan Party or any provision of any comparable organizational documents of any of their respective subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to
Newco or any Fagan Party or their respective properties or assets or (iii)
subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Newco or any Fagan
Party or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on
Newco or any Fagan Party and would not materially impair the ability of Newco or any Fagan Party to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

(e)   Government Approval.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Newco or any Fagan Party in connection with the execution and delivery of this Agreement by Newco or any Fagan Party or the consummation by Newco or any Fagan Party of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Colorado
Secretary of State with respect to the Merger as provided in the CBCA and appropriate documents with the relevant authorities of other states in which
Newco is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material
Adverse Effect on Newco.

(f)   New Entity.  Newco was formed on December ___, 2001 and since the date of inception, Newco has not conducted any business other than action taken in connection with the Merger.

(g)   State Takeover Statutes; Absence of Supermajority Provision.  Newco has
taken all action to assure that no takeover or similar provision of any applicable state law, will apply to the Merger or any of the other transactions contemplated hereby.  No additional shareholder action on the part of Newco is required for approval of the Merger, this Agreement and the
transactions contemplated hereby.   There are no anti-takeover provisions in
the By-laws or Articles of Incorporation of Newco applicable to the transactions.

(h)   Brokers.  No broker, investment banker or other Person, is entitled to receive from Newco any investment banking, broker's, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement, including any fee for any opinion rendered by any investment banker.

(i)   Litigation.  There is no claim, suit, action, proceeding or investigation pending or, to the best of Newco's knowledge, threatened against or affecting Newco, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against
Newco.

(j)   Employee Benefit Matters.  As used in this Section 3.2(j), "Newco" will include Newco as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in Section 414(b),
(c), (m) and (o) of the Code, of which Newco is a member.  Newco has no employee benefit plan or arrangement.

(k)   Taxes.  Newco has not filed any Tax Returns.

(l)   Title to Properties.  Newco does not own or lease any real or personal property.

(m)   Undisclosed Liabilities.  Newco does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by GAAP to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Newco.

(n)   Board and Stockholder Recommendation.  The Board of Directors of Newco,
at a meeting duly called and held, has by vote of those directors present (i)
determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the shareholders of Newco, and (ii) resolved to recommend that the holders of the Newco Common Stock approve the Merger and the transactions contemplated thereby.

(o)   Shareholder Approval.  The shareholders of Newco have authorized the execution and delivery of this Agreement and have approved the Merger and the transactions contemplated by this Agreement.

(p)   Absence of Special Rights.  Newco and each of the Fagan Parties acknowledges and agrees that as of the Effective Time (i) the securities of the Surviving Corporation shall be delisted from Nasdaq Stock Market and shall cease to trade in any public securities market, (ii) the Surviving
Corporation will terminate its reporting obligations under the Securities
Exchange Act of 1934, as amended, (iii) the Surviving Corporation shall have no obligation to register its securities under the Securities Act of 1933, as amended (the "Act") or take any other action which would result in the development of a public market for its securities, (iv) the Fagan Parties shall be minority shareholders of the Surviving Corporation and (v) except for its rights under this Agreement and its rights generally as a shareholder under Colorado law or other applicable laws, the Fagan Parties shall have no contractual rights or other arrangements with the Surviving Corporation or any of its Affiliates which relate to the securities owned by the Fagan
Parties.  Without limitation, the Fagan Parties shall not have the right to cause the Surviving Corporation or any other person to redeem or purchase the securities of the Surviving Corporation owned by the Fagan Parties.

(q)   Transfer Restrictions.  The Fagan Parties agree that any transfer of the Surviving Corporation's securities which they or any of them  may propose must be to a single purchaser and must relate to all securities of the
Surviving Corporation then owned by them or any of them.  Newco and the Fagan
Parties agree that a legend describing the restrictions contained in this
Section 3.2(q) shall appear on all certificates representing securities of the Surviving Corporation and that any subsequent holder of such certificates shall be bound by such restrictions.

ARTICLE IV
                  Covenants Relating to Conduct of Business

Section 4.1 Conduct of Business of the Company.

            Ordinary Course.  During the period from the date of this
Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), the Company will and will cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses will be unimpaired to the fullest extent possible at the Effective Time.

Section 4.2 Conduct of Business of Newco.

(a)   Ordinary Course.  Newco has been formed specifically to complete the transactions contemplated by this Agreement.  During the period from the date of this Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), Newco will not carry on any business other than business required to consummate the Merger and other transactions contemplated by this Agreement.

(b)   Other Actions.  Newco will not take, and will cause its Affiliates not to take, any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Newco set forth in this Agreement becoming untrue.

ARTICLE V
                            Additional Agreements

Section 5.1 Shareholder Approval; Preparation of Proxy Statement.

(a)   Shareholder Meetings.  The Company will, as soon as practicable following the execution and delivery of this Agreement on dates to be agreed upon between Newco and the Company, which dates will be set taking into account the status of pending regulatory matters pertaining to the transactions contemplated hereby, duly call, give notice of, convene and hold the Company Shareholders Meeting, in accordance with applicable law, for the purpose of approving the Merger, this Agreement and the transactions contemplated hereby.  Subject to the provisions of Section 6.1 and Section
6.2 the Company will, through its Board of Directors, recommend to its shareholders the approval and adoption of the Merger.  The Company and Newco will coordinate and cooperate with respect to the timing of the Company
Shareholders Meeting and will endeavor to hold such meetings as soon as practical after the date hereof.

(b)   Board Recommendation.  The Board may modify its recommendation of the merger if the Board determines in good faith that the failure to modify its recommendation could be expected to constitute a breach of the Board's fiduciary duties to the Company's shareholders under applicable law.

(c)   Preparation of Proxy Statement/Schedule 13E-3.  As soon as practicable following the date of this Agreement, the Company will prepare and file with the SEC the Proxy Statement/Schedule 13E-3.  Newco will provide the Company with the information concerning Newco required to be included in the Proxy
Statement/Schedule 13E-3.  The Company will use its reasonable efforts to cause the Proxy Statement/Schedule 13E-3 to be mailed to the Company's shareholders as promptly as practicable after the Proxy Statement/Schedule
13E-3 has been approved by the SEC.  The Company will notify Newco promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the
Proxy Statement or for additional information and will supply Newco with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Schedule 13E-3 or the Merger.

(d)   Stock Transfer Records.  The Company will cause the Transfer Agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

Section 5.2 Reasonable Efforts; Notification.

(a)   Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United
States regulatory considerations and otherwise provided in this Section
5.2(a), each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this
Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with
Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments
(including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement.

            Notwithstanding the foregoing, neither party will be required to agree to any consent, approval or waiver that would require such party to take an action that would impair the value that such party reasonably attributes to the Merger and the transactions contemplated thereby.  In connection with and without limiting the foregoing, each of the Company and
Newco and its respective Board of Directors will (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) reasonably cooperate with each other in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Corporation.

(b)   Notice of Breach.  The Company will give prompt notice to Newco, and
Newco will give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

Section 5.3 Indemnification.

(a)   It is understood and agreed that, subject to the limitations on indemnification contained in the CBCA, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each current or former director or officer of the Company and its subsidiaries (the "Indemnified
Parties") against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement
(provided, that any such settlement is effected with the written consent of the Surviving Corporation, such consent not to be unreasonably withheld)
arising out of actions or omissions occurring at or prior to the Effective
Time to the full extent permitted under applicable law, the terms of the
Company's Articles of Incorporation or the By-laws, as in effect at the date hereof.

(b)   If the Surviving Corporation or any of its successors or assigns (i)
consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions will be made so that the successors and assigns of the Surviving Corporation, which will be financially responsible Persons or entities, assume the obligations set forth in this Section 5.3.

(c)   The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance for a period of not less than six (6) years after the Effective Date, provided, that the Surviving
Corporation may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that in no event shall the
Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.3 in excess of two hundred percent (200%) of the aggregate premiums paid by the Company in the twelve months prior to the date of this Agreement, on an annualized basis for such purpose; and provided, further, that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.3 for such aggregate premium, the
Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of two hundred percent (200%) of the aggregate premiums paid by the Company in the twelve months prior to the date of this Agreement, on an annualized basis for such purpose.

(d)   All rights and obligations under this Section 5.3 will be in addition to any rights that an Indemnified Party may have under the Articles of
Incorporation or By-Laws of the Company as in effect on the date hereof, or pursuant to any other agreement, arrangement or document in effect prior to the date hereof.  The provisions of this Section 5.3 are intended to be for the benefit of, and will be enforceable by, the parties hereto and each
Indemnified Party, his or her heirs and his or her representatives.  This
Section 5.3 will be binding upon all successors and assigns of the Company,
Newco and the Surviving Corporation.

Section 5.4 Fees and Expenses.  Except as provided in Article VII and Article
VIII, all fees and expenses incurred in connection with the Merger, this
Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 5.5 Public Announcements.  Newco, the Fagan Parties and the Company
will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from shareholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable.

Section 5.6 Purchases of Common Stock of the Other Party.  During the period from the date hereof through the Effective Time, except as otherwise allowed under this Agreement, neither Newco nor any of its Affiliates will purchase any Company Shares, and neither the Company nor any of its subsidiaries or other Affiliates will purchase any shares of Newco Common Stock.

Section 5.7 Characterization for Federal Income Tax Purposes.  For federal income tax purposes, it is intended that the formation of Newco be ignored and that the entire transaction contemplated by this Agreement be treated as a redemption of certain shares of the Company for cash within the meaning of
Section 302(b) of the Internal Revenue Code of 1986, as amended (the "Code").

ARTICLE VI
                             Conditions Precedent

Section 6.1 Conditions to Each Party's Obligation to Effect the Merger.  The
respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)   Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)   No Injunctions or Restraints.  No final restraining order or permanent injunction or other final order issued by any court of competent jurisdiction or other legal prohibition preventing the consummation of the Merger are in effect; provided, however, that the parties hereto will, subject to Section
5.2(a), use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

Section 6.2 Conditions of the Company.  The obligation of the Company to consummate the Merger is further subject to the satisfaction at the Effective
Time of the following condition:  Tucker shall not have revoked, modified or changed its fairness opinion in any manner adverse to the holders of the
Company Shares to whom the fairness opinion is addressed.

ARTICLE VII
                      Termination, Amendment and Waiver

Section 7.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company or by the shareholders of Newco:

(a)   by mutual written consent of Newco and the Company; or

(b)   by either Newco or the Company:

(i)   if the shareholders of the Company fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of shareholders of the Company or at any adjournment thereof; or

(ii)  if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

(c)   by Newco, if the Company fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement which breach is incapable of being cured or cannot be or has not been cured within 20 days after Newco has given written notice of such breach to the Company; provided that no breach by the Company shall relieve Newco from closing if the breach was previously known to Newco or its Affiliates prior to the date of this
Agreement or is the result of actions by Newco or its Affiliates; or
(d)   by the Company, if Newco breaches in any material respect any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement which breach is incapable of being cured or cannot be or has not been cured within 20 days after the non-breaching party has given written notice of such breach; or

(e)   by the Company, if the Merger shall not have been consummated on or before February 28, 2002, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the Company; or

(f)   by the Company if its Board of Directors determines, in good faith, after consultation with and based upon the advice of legal counsel, that the failure to change its recommendation of the adoption of this Agreement and the Merger could be expected to constitute a breach of its fiduciary duties to the Company's shareholders under applicable law.

Section 7.2 Effect of Termination.

(a)   In the event of termination of this Agreement by the Company as provided in Section 7(e), the Company shall pay to Newco within five business days of such termination all out-of-pocket expenses incurred by Newco and its
Affiliates in connection with this Agreement and not otherwise reimbursed or paid by the Company.

(b)   In the event of termination of this Agreement by either the Company or
Newco as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Newco or the Company, other than (i) the provisions of Section 5.5, Section 7.2(a)
and Article VIII and (ii) such termination will not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Agreement.

Section 7.3 Amendment.  This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company or the shareholders of
Newco; provided, however, that after any such approval, there will be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4 Extension; Waiver.  At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this
Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
                              General Provisions

Section 8.1 Nonsurvival of Representations and Warranties.  None of the
representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by the Company or Newco pursuant to this Agreement will survive the Effective Time, except any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including but not limited to the covenants and agreements contained in
Sections 3.2(p) and 3.2(q).

Section 8.2 Notices.  Any notice and similar communications concerning this
Agreement ("Notice") will be in writing and will be either (a) delivered in person (including by a nationally recognized courier service such as Federal
Express); or (b) sent to the other party by certified mail with return receipt requested.  Notices will be delivered or sent as follows or to such other address as a party may hereafter establish by Notice given in the manner prescribed in this Section.

                  (a)   if to Newco or any Fagan Party, to

                        [-------------------]
                        5201 North O'Connor Boulevard, Suite 440
                        Irving, Texas 75039

                        with a copy to:

                        Schulte Roth & Zabel LLP
                        919 Third Avenue
                        New York, New York 10022
                        Attention:  Andre Weiss

                  (b)   if to the Company, to

                        The Quizno's Corporation
                        1415 Larimer Street
                        Denver, Colorado 80202
                        Attn: Patrick Meyers

                        and:

                        Brobeck, Phleger & Harrison
                        370 Interlocken Blvd. Suite 500
                        Broomfield, Colorado   80021
                        Attn:   Richard Plumridge

Section 8.3 Definitions.  For purposes of this Agreement:

(a)   an "Affiliate" is any person who controls, is controlled by, or is under common control with the designated person;

(b)   "knowledge" means, with respect to any matter stated herein to be "to the Company's knowledge," or similar language, the actual knowledge of the
Chairman of the Board, the Chief Executive Officer, President, any Vice
President, Chief Financial Officer or General Counsel of the Company, and
with respect to any matter stated herein to be "to Newco's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the
Chief Executive Officer, President, any Vice President or Chief Financial
Officer of Newco.

(c)   "Material Adverse Effect" or "Material Adverse Change" means, when used in connection with any Person, any change or effect that is materially adverse to the business, properties, assets, financial condition or results of operations of that Person and its subsidiaries, taken as a whole;
provided, however, that none of the following conditions or events shall be deemed in themselves, either alone or in combination, to constitute a
Material Adverse Effect or a Material Adverse Change in the Company: (i) the
announcement or pendency of the Merger, (ii) conditions affecting the general industry in which the Company participates or the U.S. economy as a whole,
(iii) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or (iv) a change in the market price or trading volume of the Company common stock.

(d)   "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity; and

(e)   a "subsidiary" of a Person means any corporation, partnership or other legal entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such first mentioned Person.

Section 8.4 Interpretation.  When a reference is made in this Agreement to a
Section, Exhibit or Schedule, such reference will be to a Section of, or an
Exhibit or Schedule to, this Agreement unless otherwise indicated.  The titles and headings herein are for convenience only.  In case of ambiguity or inconsistency, the text rather than the titles or headings will control.
Whenever the word "include", "includes" or "including" are used in this
Agreement, they will be deemed to be followed by the words "without limitation".

Section 8.5 Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries.  This Agreement
(including the documents and instruments referred to herein) and the
Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Article II and Section 5.3, are not intended to confer upon any
Person other than the parties any rights or remedies hereunder.

Section 8.7 Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.8 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties without the prior written consent of the other parties.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9 Enforcement of the Agreement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the
United States located in the State of Colorado or in any other Colorado state court, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court sitting in the District of Colorado in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a Federal or state court sitting in the State of Colorado or in the District of Colorado.  The parties agree that any action or proceeding arising out of this Agreement will be heard by a court sitting without a jury and thus hereby waive all rights to a trial by jury.

Section 8.10      Attorneys' Fees.  In the event of any dispute hereunder, or any default in the performance of any term or condition of this Agreement, the prevailing party will be entitled to recover all costs and expenses associated therewith, including reasonable attorneys' fees.

Section 8.11      Severability.  In the event any one or more of the
provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.  The parties will endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

DENSERV1\RRP\41683.03

            IN WITNESS WHEREOF, Newco and the Company have caused this
Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NEWCO CORP.                              THE QUIZNO'S CORPORATION
By:_________________________________     By:_________________________________
Title: _______________________________   Title: _______________________________

Acknowledged and Agreed to this _______ day of December 2001.

                  ......
William Fagan

                  ......
Laura Fagan

FAGAN CAPITAL INC.

                  ......

Title:            ......

                                 SCHEDULE 2.1
                              (Surviving Owners)

Richard E. Schaden
Richard F. Schaden
Frederick Schaden
Timothy M. Schaden
Patricia Wisdom
Patrick Meyers
Levine Leichtman Capital Partners II, L.P.
Voting Trust Agreement dated July 14, 1994, as amended
Fagan Capital, Inc.
William Fagan
Laura Fagan

                               SCHEDULE 3.1(b)
                         (Liens on Subsidiary Stock)

All issued and outstanding shares of capital stock in the Company's subsidiaries have been pledged to secure the repayment of debt owed to Levine
Leichtman Capital Partners II, L.P. and to Amresco Commercial Finance, Inc.

                               SCHEDULE 3.1(c)
(Capital Structure, Shareholder Agreements, Voting Agreements, Voting Trusts)

                              Capital Structure

Common Stock, $.001 par value; 9,000,000 shares authorized; 2,337,439 shares issued and outstanding at June 21, 2001.

Preferred Stock, $.001 par value; 1,000,000 shares authorized;

            146,000 Series A shares issued and outstanding;
            57,000 Series C shares issued and outstanding;
            3,000 Series D shares issued and outstanding; and
            59,000 Series E shares issued and outstanding.

Except as disclosed in the Company SEC Documents, there are no (i)
subscriptions, options, puts, calls, warrants or other rights or commitments to issue, redeem or purchase any of the Company's authorized capital stock or securities convertible into or exchangeable for authorized capital stock or
(ii) shareholder agreements, voting agreements, voting trusts or similar arrangements to which the Company is a party which have the effect of restricting or limiting the transfer, voting or other rights associated with the Company's capital stock.